Filed Pursuant to Rule 424(b)(3)

Registration No. 333-150389

PROSPECTUS

AEGEAN EARTH AND MARINE CORPORATION

1,437,407 Ordinary Shares

We are registering 1,437,407 of our ordinary shares, par value $0.00064 per share, for resale by the selling shareholders identified in this prospectus.  The selling shareholders will sell ordinary shares at a fixed price equal to $3.00 per share from time to time in negotiated transactions.  Our ordinary shares are not listed on any securities exchange and are not quoted on any over-the-counter market.  If our ordinary shares become quoted on the over-the-counter bulletin board, sales will be made at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.  We have paid the expenses of preparing this prospectus and the related registration expenses.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR ORDINARY SHARES.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 10, 2008

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the ordinary shares offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

This summary highlights selected information that is contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our ordinary shares.  In January 2008, we changed our name from Tiger Growth Corporation to Aegean Earth and Marine Corporation.  In this prospectus, unless otherwise indicated or the context otherwise requires, all references to the “Company,” “we,” “us” or “Aegean Earth” shall mean Aegean Earth and Marine Corporation  together with our wholly owned subsidiary, Aegean Earth and Marine S.A.  Specific discussions or comments relating only to our subsidiary will reference “Aegean Earth S.A.” You should read the entire prospectus carefully, including “Risk Factors” section and the financial statements and related notes appearing elsewhere in this prospectus of the Company and of Aegean Earth S.A. before making an investment decision.

We acquired Aegean Earth, S.A. (“Aegean Earth S.A.”) in February 2008.  Aegean Earth S.A. was formed in July 2007, for the purpose of engaging in construction and development projects in Greece and surrounding countries.  Through Aegean Earth S.A., we intend to engage in the construction and development of real estate projects, roads, utility structures, commercial buildings, and other related facilities in Greece and other parts of Southern and Eastern Europe, either alone or by forming joint ventures with other companies.  Effective immediately upon the closing of our acquisition of Aegean Earth S.A., Mr. Frank DeLape was appointed as our Chairman of the Board, and Executive Chairman, Joseph Clancy was appointed a director, and Rizos Krikis was appointed our Chief Financial Officer.  Mr. Clancy was also appointed as the Managing Director of Aegean Earth S.A.  Messrs. DeLape and Clancy have years of experience in the construction and development industry and Mr. Krikis has experience in finance in Greece.  We intend to be active in acquiring complimentary companies to increase project opportunities and revenue.  We are actively pursuing construction opportunities both in the private and public sectors throughout the Mediterranean, Middle East, and Northern Africa regions.

We were organized under the laws of the Cayman Islands on March 10, 2006, and prior to our acquisition of Aegean Earth S.A., we had no material assets and we had not generated revenues and our operations consisted solely of attempting to identify, investigate and conduct due diligence on potential businesses for acquisition.

There is currently no public market for our ordinary shares.  We intend to contact an authorized market maker in order to arrange for an application to be made to have our ordinary shares quoted on the Over-the-Counter Bulletin Board.  To date we have not identified or contacted any market makers for purposes of making such an application nor have we established a timetable to do so.  Further, there can be no assurance that our ordinary shares will be accepted for quotation on the Over-the-Counter Bulletin Board when and if such an application is made.  If a market develops for our ordinary shares, it will most likely be limited, sporadic and highly volatile.  If no market develops, you will not be able to resell your ordinary shares publicly.

Our headquarters is located at 71, El. Venizelou Ave. 176 71 Kallithea Athens, Greece.  Our telephone number is 30-210-960-0200

This Offering
Shares offered by Selling Shareholders	1,437,407 of our Ordinary Shares.

Shares Outstanding Prior to Offering	7,053,033 Ordinary Shares.

Use of Proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders.

Risk Factors	The purchase of our Ordinary Shares involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 2.

RISK FACTORS

An investment in our ordinary shares has a high degree of risk.  You should carefully consider the following risk factors and the other information included herein before investing in our ordinary shares. If any of the following risks occur, our business, financial condition and operating results could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you could lose all of your investment.

Risks Related to our Business

We and our wholly owned subsidiary Aegean Earth S.A. are development-stage, start-up companies with no operating histories, which makes it difficult to evaluate our existing business and business prospects and increases the risk that the value of any investment in us will decline.

We were founded in March 2006 and Aegean Earth S.A. was founded in July 2007, therefore, we have a limited operating history upon which you can make an investment decision, or upon which you can evaluate our business.  We have not generated revenue and will not be able to generate revenue unless and until we commence construction projects and/or acquire entities that are actively engaged in construction projects.  For the fiscal year ended December 31, 2007, we and Aegean Earth S.A. reported losses of $97,418 and $122,670 respectively.  You should, therefore, consider us subject to the business risks associated with a new business.  The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

We will require additional capital to pursue our business plan.

We have financed our operations since our inception through funds raised in private placements.  Through April 2008, we received approximately $6.0 million in gross proceeds in a private placement.  We intend to utilize the financing to effectuate acquisitions and bid on smaller projects until revenues are generated and our operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including our ability to obtain material contracts and/or complete one or more strategic acquisitions.  Accordingly, we expect to need to obtain additional private or public financing including debt or equity financing and there can be no assurance that such financing will be available as needed or, if available, on terms favorable to us. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing ordinary shares. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility.  There can be no assurance that additional funds will be available when and if needed from any source or, if available, will be available on terms that are acceptable to us.  We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing shareholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our subsequent investors. Newly issued securities may include preferences, superior voting rights, or may be issued with warrants or other derivative securities, which themselves may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs.   Our ability to obtain needed financing may be impaired by such factors as the capital markets, the lack of a market for our ordinary shares, and our lack of profitability, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenue from operations, is not sufficient to satisfy our capital needs, we may be required to reduce or cease operations.

An integral part of our business plan involves acquisitions which may or may not be completed.

We intend to utilize acquisitions as part of our business strategy to enter into the construction market in Greece and abroad.  These acquisitions may include the acquisition of operating licenses that are necessary for us to participate in certain types of projects.  There can be no assurances that we will complete any acquisitions.  If we fail to complete an acquisition, it could have a material adverse effect on our financial condition and results of operations.

We are not yet licensed by the Greek government to undertake construction projects in Greece and if we do not obtain a license we will not be able to engage in construction projects in Greece.

Construction companies must be licensed by the Greek government in order to engage in construction projects and we do not have such a license.  Construction companies in Greece are classified into seven classes according to the size of the company and other criteria that determine the size of project that they may participate in.  Construction companies with the highest classification are able to participate in projects of any size.  We intend to obtain a license either through filing an initial application or by acquiring an existing company that has a license.  If we are not able to obtain a license we will not be able to bid on and participate in construction projects in Greece, which would have a material adverse effect on our business.  If we do obtain a license, but do not receive the highest classification, we will only be able to bid on and participate in projects of limited size, which could have an adverse effect on our business and results of operations.

Our future classification with the Greek government may limit the size of construction projects that we may be able to undertake.

Construction companies in Greece are classified into seven classes according to the size of the company and other criteria that determine the size of project that they may participate in.  Construction companies with the highest classification are able to participate in projects of any size.  We will attempt to obtain the highest classification of license, either through our own application or through acquisition.  If we are not able to receive the highest classification, we will only be able to bid on and participate in projects of limited size, which could have an adverse effect on our business.  Further, if we were to not receive a license, it could have a material adverse effect on our business and results of operations.

Our success will be dependent upon our ability to successfully bid on and timely complete construction projects which involves a high degree of risk.

The construction business is subject to substantial risks, including, but not limited to, the ability to successfully bid on, and be awarded favorable potential construction projects.  Further, if we are successful in bidding on construction projects, our ability to complete such construction projects are subject to a number of additional risks, including,  but not limited to, availability and timely receipt of zoning and other regulatory approvals, available capital, available labor, compliance with local laws, and the ability to obtain financing on favorable terms.  These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent the start and/or the completion of construction activities once undertaken, any one of which could have a material adverse effect on our financial condition and results of operations.

The construction business is subject to a number of risks outside of our control.

The construction industry is highly cyclical by nature and future market conditions are uncertain.  Factors beyond our control can affect our business.  Factors which could adversely affect the construction industry, many of which will be beyond our control, include, but are not limited to:

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the availability and cost of financing for our customers;

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unfavorable interest rates and increases in inflation;

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overbuilding or decreases in demand;

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changes in national, regional and local economic conditions;

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cost overruns, inclement weather, and labor and material shortages;

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the impact of present or future environmental legislation, zoning laws and other regulations;

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availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property;

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increases in taxes or fees;

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local law; and

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available labor and negotiations with unions.

Although we have not commenced any construction projections to date, if we do, we may experience shortages of building supplies and labor, resulting mainly from circumstances beyond our control, which could cause delays and increase costs of completing construction projects, which may adversely affect our operating results.

Our ability to successfully complete construction projects may be affected by circumstances beyond our control, including:

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shortages or increases in prices of construction materials;

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natural disasters in the areas in which we operate;

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work stoppages, labor disputes and shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers;

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lack of availability of adequate utility infrastructure and services; and

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our need to rely on local subcontractors who may not be adequately capitalized or insured.

Any of these circumstances could give rise to delays in the start or completion of, or increase the cost of, a construction projects.  We anticipate competing with other construction companies for labor as well as raw materials, who may be better financed than us.  Increasing global demand for construction materials, as well as increases in fuel and commodity prices have resulted in significantly higher prices of most building materials, including lumber, drywall, steel, concrete, roofing materials, pipe and asphalt.  In addition, local materials suppliers may limit the allocation of their products to their existing customers, which could cause us to have to obtain materials from other suppliers, which could further increase our costs and in turn adversely affect our financial condition and results of operations.

Product liability litigation and claims that may arise in the ordinary course of our proposed business may be costly and could negatively impact our reputation, which could adversely affect our proposed business.

Our proposed construction business is subject to construction defect and product liability claims arising in the ordinary course of business. These claims are ordinary in the construction industry and can be costly. Among the claims for which developers and builders have financial exposure are mold-related property damage and bodily injury claims. Damages awarded under these suits may include the costs of remediation, loss of property and health-related bodily injury. In response to increased litigation, insurance underwriters have attempted to limit their risk by excluding coverage for certain claims associated with pollution and product and workmanship defects. We may be at risk of loss for bodily injury claims in amounts that exceed available limits on our comprehensive general liability policies. In addition, the costs of insuring against construction defect and product liability claims, if applicable, are high and the amount of coverage offered by insurance companies is also currently limited. There can be no assurance we will be able to obtain insurance or if obtained, that the coverage will not be restricted and become more costly. If we are not able to obtain adequate insurance, we may experience losses that could negatively impact our proposed business.

We are subject to governmental regulations that may limit our operations, increase our expenses or subject us to liability.

We may be subject to Greek (as well as those of other countries where we do business and the European Economic Union) laws, ordinances and regulations concerning, among other things:

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environmental matters, including the presence of hazardous or toxic substances;

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wetland preservation;

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health and safety;

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zoning, land use and other entitlements;

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building design, and

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density levels.

In developing any project, we may be required to obtain the approval of numerous Greek governmental authorities (and others) regulating matters such as:

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installation of utility services such as gas, electric, water and waste disposal;

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the dedication of acreage for open space, parks and schools;

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permitted land uses, and

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the construction design, methods and materials used.

We may also at times not be in compliance with all regulatory requirements. If we are not in compliance with regulatory requirements, we may be subject to penalties or we may be forced to incur significant expenses to cure any noncompliance. In addition, some of our land we may acquire may not have received planning approvals or entitlements necessary for planned or future development. Failure to obtain entitlements necessary for development on a timely basis or to the extent desired would adversely affect our proposed business.

Increased insurance risk could negatively affect our business.

Insurance and surety companies may take actions that could negatively affect our proposed business, including increasing insurance premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral or covenants on surety bonds, reducing limits, restricting coverages, imposing exclusions, and refusing to underwrite certain risks and classes of business. Any of these would adversely affect our ability to obtain appropriate insurance coverage at reasonable costs which would have a material adverse effect on our proposed business.

Our future success depends on retaining our existing key employees.  The loss of key employees could limit our ability to operate our business and execute our growth strategy, which could in turn adversely effect our ability to obtain construction contracts and/or cause a slower rate of growth.

Our future success is substantially dependent on the continued service of our executive officers and other key employees, particularly Joseph Clancy, one of our directors and also the Managing Director of Aegean Earth S.A. and Rizos Krikis, our Chief Financial Officer.  Mr. Clancy and Mr. Krikis have experience in and knowledge of the construction industry in Greece and the loss of either or both of these individuals could have a material adverse impact on our ability to compete the construction industry in Greece.  In addition, we do not have key-person insurance on any of our employees.  No assurances can be given whether we will be able to employ and/or keep key executive officers to execute our business plan. The loss of the services of any of our executive officers, or other key employees could make it more difficult to successfully operate our business and pursue our growth strategy, which could have a material adverse effect on our results of operations.

The construction industry is highly competitive.

We believe we will be subjected to significant competition from other entities engaged in the business of commercial and infrastructure construction. Some of the world's most recognized construction and engineering firms operate in Greece and the surrounding countries.  Many of these companies possess significantly greater financial, marketing and other resources than we do.  Moreover, as (and if) additional governmental funding becomes available and if the construction business becomes more lucrative, other entities may elect to engage in such business, which entities would also then compete with the Company.

Risks related to doing business overseas.

Some of our Officers and Directors reside outside of the United States which could make it difficult to enforce potential civil liabilities and judgments.

Joseph Clancy, one of our directors, and Mr. Krikis, our Chief Financial Officer, are residents of countries other than the United States, and all of our assets are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon such persons or enforce in the United States against such persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal securities laws or state securities laws.

You may not be able to enforce your claims in the Cayman Islands or Greece.

We are a Cayman Islands corporation and Aegean Earth S.A. is a Greek company. We cannot assure you that a Cayman Islands or Greek court would deem the enforcement of foreign judgments requiring us to make payments outside of the Cayman Islands or Greece to be contrary to the Cayman Islands or Greek public policy and/or enforceable.

Risks Related to our Ordinary Shares

If we are a controlled foreign corporation, you may be subject to certain adverse U.S. federal income tax consequences, including having to include undistributed earnings in your gross income and/or not being able to take advantage of capital gains treatment in a sale of ordinary shares.

Under Section 951(a) of the Internal Revenue Code (the “Code”), each “United States shareholder” of a “controlled foreign corporation” (“CFC”) must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if no income is actually distributed to the “United States shareholder.” In addition, gain on the sale of stock in a CFC realized by a “United States shareholder” is treated as ordinary income, potentially eligible for the reduced tax rate applicable to certain dividends, to the extent of such shareholder’s proportionate share of the CFC’s undistributed earnings and profits accumulated during such shareholder’s holding period for the stock. Section 951(b) of the Code defines a “United States shareholder” as any U.S. corporation, citizen, resident or other U.S. person who owns (directly or through certain deemed ownership rules) 10% or more of the total combined voting power of all classes of stock of a foreign corporation. In general, a foreign corporation is treated as a CFC only if such “United States shareholders” collectively own more than 50% of the total combined voting power or total value of the foreign corporation’s stock. Although the Company following this Offering does not expect to be a CFC, there can be no assurance that the Company will not become a CFC in the future.  If the Company is treated as a CFC, the Company’s status as a CFC should have no adverse effect on any shareholder of the Company that is not a “United States shareholder.”

If we are considered a Passive Foreign Investment Company, you may be subject to certain adverse U.S federal income tax consequences, including subjecting US shareholders to additional taxes.

Special adverse U.S. federal income tax rules apply to U.S. holders of equity interests in a non-U.S. corporation classified as a “passive foreign investment company” (“PFIC”).  These rules apply to direct and indirect distributions received by U.S. shareholders with respect to, and direct and indirect sales, exchanges and other dispositions, including pledges, of shares of stock of, a PFIC.  A foreign corporation will be treated as a PFIC for any taxable year if at least 75% of its gross income (including a pro rata share of the gross income of any company in which the Company is considered to own twenty five (25) percent or more of the shares by value) for the taxable year is passive income or at least 50% of its gross assets (including a pro rata share of the assets of any company of which the Company is considered to own twenty five (25) percent or more of the shares by value) during the taxable year, based on a quarterly average of the assets by value, produce, or are held for the production of, passive income.

The Company believes that it will not be a PFIC for its current taxable year and does not anticipate becoming a PFIC in future taxable years.  A foreign corporation’s status as a PFIC, however, is a factual determination that is made annually, and thus may be subject to change.  If the Company were a PFIC in any taxable year, each U.S. holder, in the absence of an election by such holder to treat the Company as a “qualified electing fund” (a “QEF Election”) would, upon certain distributions by the Company or upon disposition of the Equity Shares (possibly including a disposition by way of gift or exchange in a corporate reorganization, or the grant of the stock as security for a loan) at a gain, be liable to pay U.S. federal income tax at the highest tax rate on ordinary income in effect for each period to which the income is allocated plus interest on the tax, as if the distribution or gain and deem recognized ratably over the U.S. holder’s holding period for the Equity Shares while the Company was a PFIC.  Additionally, the Equity Shares of a decedent U.S. holder who failed to make a QEF Election will generally be denied the normally available step-up of the tax basis for such Equity Shares to fair market value at the date of death and, instead, would have a tax basis equal to the decedent’s tax basis, if lower, in the Equity Shares.  U.S. holders should consult their tax advisers on the consequences of an investment in Equity Shares if the Company were treated as a PFIC.

We are authorized to issue up to 78,125,000 ordinary shares and 20,000,000 preference shares, which could reduce the proportionate ownership interests of current shareholders.

We are authorized to issue up to 78,125,000 ordinary shares and 20,000,000 preference shares.  Our Board of Directors has the ability, without seeking stockholder approval, to issue additional ordinary shares and/or preference shares stock in the future for such consideration as our Board of Directors may consider sufficient. The issuance of additional ordinary shares and/or preference shares in the future will reduce the proportionate ownership and voting power of our ordinary shares held by existing stockholders.  Further, our board of directors is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. In the event of such issuance, the preference shares could be used as a method of discouraging, delaying or preventing a change in control of our company, which could have the effect of discouraging bids for our company and thereby prevent shareholders from receiving the maximum value for their shares.

If you purchase ordinary shares in this offering, you will experience immediate and substantial dilution.

The $3.00 per share offering price of the ordinary shares being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase ordinary shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional ordinary shares or other securities.

There is presently no market for our Ordinary Shares.

There is no market for our ordinary shares or any of our other securities.  Although we may in the future apply to have our ordinary shares quoted on the Pink Sheets, the Over-The-Counter Bulletin Board or another trading and/or quotation medium, there can be no assurance as to when or if our ordinary shares will become traded and/or quoted on any trading medium.  Even if our ordinary shares are quoted on a trading medium, there can be no assurance that an active trading market will develop for such shares. If an active trading market does not develop or continue, you will have limited liquidity and may be forced to hold your investment in the Company for an indefinite period of time.

If our Ordinary Shares are traded and/or quoted, we expect that the shares will be subject to the “penny stock” rules for the foreseeable future.

We expect that our ordinary shares, if traded and/or quoted, will be subject to the Commission’s “penny stock” rules.  Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for the ordinary shares. As long as our ordinary shares are subject to the penny stock rules, the holders of its shares may find it more difficult to sell their securities.

We have never declared or paid dividends on our ordinary shares and we do not currently anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid dividends on our ordinary shares and we do not currently anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Except for the rights of holders of the Series A Preference Shares to receive dividends, any future determination to pay dividends on our ordinary shares will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions and other such factors as our board of directors may deem relevant.

The concentration of ownership of our ordinary shares with insiders and their affiliates is likely to limit the ability of other shareholders to influence corporate matters.

Approximately 74% of our outstanding ordinary shares are under the control of certain of our directors and executive officers and their affiliates.  As a result, these persons will have the ability to exercise control over all matters requiring approval by our shareholders, including, but not limited to, the election of directors and approval of significant corporate transactions.  This concentration of ownership might also have the effect of delaying or preventing a change in our control that might be viewed as beneficial by other shareholders or discouraging a potential acquirer from making an offer to shareholders to purchase their ordinary shares in order to gain control of us.

USE OF PROCEEDS

This prospectus relates to our ordinary shares that may be offered and sold from time to time by the selling shareholders.  We will not receive any proceeds from the sale of the ordinary shares in this offering.

DETERMINATION OF OFFERING PRICE

The $3.00 per share offering price of the ordinary shares being sold under this prospectus has been arbitrarily set.  The price does not bear any relationship to our assets, book value, earnings or net worth and is not an indication of actual value.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our shareholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "project," "forecast," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.  Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to, uncertainties associated with the following:

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inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

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changes in demand for our products and services;

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our failure to earn revenues or profits;

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inadequate capital to continue business;

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volatility or decline of our stock price;

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potential fluctuation in quarterly results;

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rapid and significant changes in markets;

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litigation with or legal claims and allegations by outside parties; and

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insufficient revenues to cover operating costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto which are included in this prospectus.  This discussion contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors, including those set forth in “Risk Factors” contained elsewhere in this prospectus.

Overview

We were formed on March 10, 2006 solely for the purpose of identifying and entering into a business combination with a privately held business or company, domiciled and operating in an emerging market.  On February 29, 2008, we completed the acquisition of Aegean Earth S.A. pursuant to a share exchange agreement.  Aegean Earth S.A. was formed in July 2007 for the purpose of engaging in the construction industry in Greece and surrounding Mediterranean countries.  Prior to our acquisition of Aegean Earth S.A., we were a blank check company that had not yet realized revenue.  Since the acquisition of Aegean Earth S.A., we have entered into negotiations for the construction of a number of construction projects in Greece and in northern Africa, but have not commenced any construction projects or entered into any binding agreements to perform a construction project.

Liquidity and Capital Resources

Since our inception in March 2006, we have not generated any revenue from operations and all of our funds have been obtained through private offerings of equity and debt securities.  During the period from May 2006 through July 2006, we raised approximately $46,000 through the sale of our ordinary shares in private placements.  During the period from May to November 2007, one of our affiliates, Access America Fund (“AAF”) acquired promissory notes from us in the aggregate principal amount of $300,000.  These notes were converted on April 21,

2008 for 2.5 million ordinary shares.  We used the proceeds from the sale of the notes to fund the working capital requirements of Aegean Earth S.A. prior to our acquisition.  We determined to fund Aegean Earth S.A.’s working capital requirements in order to provide it and us with sufficient time to negotiate and develop our plan of acquisition.  By funding its working capital requirements, we were able to allow Aegean Earth S.A.’s management to devote their time and resources to the negotiation and completion of the acquisition.  Through August 31, 2008, in connection with our acquisition of Aegean Earth S.A., we raised an additional $6.0 million through a private placement of our ordinary shares.  The Company is currently in the process of redeeming approximately $3.2MM of its preference shares, as the entirety of the proceeds are no longer needed to effectuate a planned acquisition.  As of November 3, 2008, the Company has redeemed 1,075,341 shares of the Series A Preference Shares for approximately $3.2 million.

We believe that we have sufficient funds to pay our existing obligations and obligations as they arise for the next twelve months.  However, if we are able to effect an acquisition, or if we are required to repay our outstanding notes or if we require additional capital for some other reason, we may require additional capital sooner than expected.  There can be no assurance that additional capital will be available on terms acceptable to us if at all.

Results of Operations

Comparison of the three months ending September 30, 2008 and 2007

Because we acquired Aegean Earth at the end of February 2008, and prior thereto we did not have any business operations, we have not had any revenues during the three months ended September 30, 2008 or September 30, 2007. Total operating expenses for the three months ended September 30, 2008 were $102,642, compared with $1,319 for the three months ended September 30, 2007.  The increase is primarily related to legal and professional fees related to the acquisition of Aegean Earth S.A. and the addition of the operating activity in Aegean Earth S.A.  Other income (expenses) also decreased from $16 in other income for the three months ended September 30, 2007 to other expense of ($392,893) for the three months ended September 30, 2008.  This decrease was caused by the devaluation of the euro versus the dollar for the three months ended September 30, 2008.

Comparison of the nine months ending September 30, 2008 and 2007

Because we acquired Aegean Earth at the end of February 2008, and prior thereto we did not have any business operations, we have not had any revenues during the nine months ended September 30, 2008 or September 30, 2007. Total operating expenses for the nine months ended September 30, 2008 were $591,102 compared with $5,551 for the nine months ended September 30, 2007.  The increase is primarily related to legal and professional fees related to the acquisition of Aegean Earth S.A. and the addition of the operating activity in Aegean Earth S.A.  Other income (expenses) also decreased from $106 in other income for the nine months ended September 30, 2007 to a net other expense of ($300,309).  This decrease was caused by the devaluation of the euro versus the dollar during the third calendar quarter of 2008.

Liquidity and Capital Resources

As of September 30, 2008, we had working capital of $2.5 million and a cash balance of $2.5 million.    We believe that we will be able to meet all of our funding needs in the next twelve months, including additional planned acquisitions.  No assurances can be given, however, that our business plan will succeed and that we will be not need to seek additional external financing.  During November 2008, the Company redeemed an additional $250,000 of Series A preference shares.

Plan of Operation

During the next 12 months, our business will be focused on the development of Aegean Earth S.A.’s construction business in Greece and potential acquisitions of complimentary businesses.  As such, we are currently in the development-stage of identifying and bidding on suitable construction projects.  For the next 12 months, our Plan of Operation is as follows:

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Focus on development of Aegean Earth S.A.’s construction business;

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Work to take advantage of investments in infrastructure, primarily in Greece and the surrounding regions; and

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Attempt to acquire at least one other construction company by the fourth quarter of 2008.

We anticipate, but cannot assure, that we will have a number of potential projects in various stages of development by the end of 2008 or in the first half of 2009 and we hope to commence construction activities by the end of 2009 or in 2010.  Assuming that we obtain the necessary licenses and are able to commence construction activities by the end of 2009 or 2010, we hope to achieve profitability some time before the end of 2010.  Provided however, there can be no assurance that we will be able to commence construction activities or that we will achieve profitability during our anticipated time frames, if at all.  We estimate that our total anticipated general and administrative and other fixed costs for the next twelve months will be approximately $500,000.  We expect that such estimated costs will increase depending on the size and number of projects that we undertake.  We anticipate utilizing project financing or deposit payments to fund the construction and development of the projects we undertake to the extent possible to mitigate the additional operating costs of undertaking construction and development projects.  We also expect to utilize financing, either the sale of debt or equity securities to fund any acquisitions of construction companies that we undertake.

We have entered into negotiations with the Municipality of Argostoli, in Greece, for the potential development of a tourist harbor, commercial marina, cruise ship docking area, and other commercial development surrounding the Argostoli harbor area.  We have agreed to fund and prepare a feasibility study, which will be performed by us or through a third party, to determine the scope and economic viability of the proposed project. We hope to conclude the feasibility by the end of 2008. After we have concluded the feasibility study, if the proposed project is viable, and the Municipality decides to go forward with the project, we propose to enter into a joint venture with the Municipality to develop and manage the proposed project.  Estimated revenues for this project range from $35-$60 million, depending on the results of the feasibility study, which will determine the size and scope of the project.  Such estimated revenues are also dependent upon our securing necessary licenses in Greece to allow us to undertake the construction portion of this project.  If we are unable to secure a construction license, or if we decide to subcontract the construction portion of this project, potential revenues from the project would be reduced by approximately $5-$10 million

In addition to the foregoing, we are also engaged in negotiations for projects with parties other than the Municipality of Argostoli in the following areas:

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The construction and development of additional marinas and surrounding areas;

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The construction of a number of medical facilities in northern Africa;

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Remediating a series of landfills in Greece and other countries in the Mediterranean;

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The reforestation of the Peloponnese region in Southern Greece; and

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Other residential and commercial construction and development projects.

We will also attempt to acquire at least one other construction company in Greece in order to acquire additional resources that will allow us to compete for a larger number of projects in varying areas of expertise and allow us to begin construction projects more rapidly.  Specifically we will target companies that have experience in infrastructure, reforestation, and private projects.

Proposed Acquisitions

Part of our Plan of Operation is to attempt to grow our business through the acquisition of complimentary construction, engineering, or development companies in Greece and elsewhere in Europe.   We have started the process of reviewing potential acquisition candidates and have identified a number of acquisition targets that will potentially allow us to generate immediate revenue through existing projects.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The following accounting policies are critical in fully understanding and evaluating our reported financial results:

Basis of Presentation

Our financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles in the United State of America, whereby revenues are recognized in the period earned and expenses when incurred. The Company also follows Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting for Development State Enterprises” in preparing its financial statements.

Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid investments (i.e., investments which, when purchased, have original maturities of three months or less) to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Loss Per Ordinary Share

Basic loss per ordinary share is based on the weighted effect of ordinary shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period.  Diluted loss per ordinary share is calculated by dividing net loss by the weighted average number of ordinary shares used in the basic loss per share calculation plus the number of ordinary shares that would be issued assuming exercise or conversion of all potentially dilutive ordinary shares outstanding.  The Company does not present diluted earnings per share for years in which it incurred net losses as the effect is antidilutive.

At December 31, 2007, there were 2,500,000 potentially dilutive ordinary shares outstanding based on the potential conversion of the note payable (See Note 6).

On January 8, 2008, the Company divided and increased the authorized ordinary share capital of the Company from 50,000,000 ordinary shares of $0.001 par value each to 78,125,000 ordinary shares of 0.00064 par value each by the division (split) of 50,000,000 ordinary shares of US$0.001 par value each into 78,125,000 ordinary shares of US$0.00064 par value each.  This resulted in every shareholder as of January 8, 2008 receiving 100 Ordinary shares for every 64 Ordinary shares previously held.  This was treated as a stock split for U.S. GAAP purposes, and all share and per share data is presented as if the division took place as of the date of inception, March 10, 2006.  On January 8, 2008, the Company also divided and increased the authorized preference share capital of the Company from 1,000,000 Preference Shares of $0.001 par value each to 20,000,000 Preference Shares of $0.00064 par value by the division of 1,000,000 Preference Shares of US$0.001 par value each into 1,562,500 Preference Shares of US$0.00064 par value each, and the authorization of an additional 18,437,500 Preference Shares with a par value of US$0.00064 each.

Income Taxes

Aegean Earth and Marine Corporation was registered as an Exempted Company in the Cayman Islands, and therefore, is not subject to Cayman Island income taxes for 20 years from the Date of Inception.  While the

Company has no intention of conducting any business activities in the United States, the Company would be subject to United States income taxes based on such activities that would occur in the United States.

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  In assessing the realization of deferred tax assets, management considers whether it is likely that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, a note receivable from an affiliate, payables to an affiliate, and a note payable to an affiliate.  The fair value of cash and cash equivalents approximates the recorded amounts because of the liquidity and short-term nature of these items.  The fair value of the note receivable, and payable to an affiliate, and note payable approximate the recorded amounts.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations - Revised 2007. SFAS 141 R provides guidance on improving the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies to business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management is evaluating what effect the adoption of this pronouncement will have on its future financial statements, if any.

Off Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

History

We were organized under the laws of the Cayman Islands on March 10, 2006, and our wholly owned subsidiary, Aegean Earth S.A., was organized under the laws of Greece in July 2007.  In February 2008, we acquired all of the outstanding equity securities of Aegean Earth S.A. from its shareholders.  Prior to our acquisition of Aegean Earth S.A., we had not generated revenues and our business consisted solely of attempting to identify, investigate and conduct due diligence on potential businesses for acquisition.

We filed a registration statement on Form 10 with the Securities and Exchange Commission (the “Commission”) to register our ordinary shares under Section 12(g) of the Exchange Act and we file periodic reports with the Commission pursuant to the Exchange Act.  Copies of such reports, along with our registration statement on Form 10 are available on the Commission’s web site. In January, 2008, our shareholders approved an amendment to our Memorandum and Articles of Association, which, among other things, changed our name from “Tiger Growth Corporation” to “Aegean Earth & Marine Corporation.”

 Business Plan

Through our wholly owned subsidiary, Aegean Earth S.A., we intend to engage in the business of construction and development of real estate projects, roads, utility structures, commercial buildings, and other related facilities in Greece, the Mediterranean and Balkan countries and other parts of Southern and Eastern Europe, either alone or by forming joint ventures with other companies.  We also intend to actively pursue the acquisition of complimentary construction companies to increase construction project opportunities and revenue.  We are actively pursuing construction opportunities both in the private and public sectors throughout the Mediterranean, Middle East, and Northern Africa regions.  We are also actively pursuing the acquisition of one company which we believe will be completed in the second or third quarter of 2008, provided, however, that no assurance can be given that such acquisition will be completed by then or at all.

We intend to take advantage of what we perceive to be increasing demand for construction in the Mediterranean and Balkan countries.  We have entered into a consulting contract with Goritsas Panayotis, the former president of Empedos, S.A., a Greek construction company, who has over 25 years of experience in the construction industry, and has experience in performing a variety of types of construction projects, including highways, commercial buildings, bridges and tunnels, airports and marinas.  In addition, one of our directors, Joseph Clancy, who is also the Managing Director of Aegean Earth S.A., has prior experience in the negotiation and development of construction projects in the residential, commercial, and industrial sectors over the past 30 years.

We believe that there is strong opportunity in construction in the Mediterranean and Balkan countries.  In Greece, where Aegean Earth S.A. is headquartered, a number of governmental initiatives have been announced that we believe will increase potential construction and development in Greece.  In 2007, the European Union announced that a series of infrastructure improvements have been planned, including the development of further upgrades of highways and the rail network, that are partially being financed by  EUR24 billion funding which has been allocated to Greece from the European Union for the period from 2007 to 2013.  We intend to focus a significant portion of our efforts to obtaining contracts and thereafter providing the construction and other services for these projects.  The Greek government has made an effort to promote tourism, spending over $55 million in the promotion of tourism in 2006 alone, which resulted in an increase in tourism of over 10% in 2006 as compared to the previous year.  We believe that past increases in tourism are likely to continue, and could result in the need for construction of additional tourism related facilities such as hotels and marinas, resulting in additional opportunities for us.  In the surrounding states of Bulgaria and Romania, the European Union has designated over EUR22 billion in grant money for the purpose of structural improvements, primarily in the environmental and infrastructure areas. We are actively working with existing suppliers, managers, operators and property owners in pursuing this area of business.  We have identified four (4) areas in which current market indicators support additional marina development which includes attendant commercial support facilities such as hotels, casinos, restaurants and luxury shopping areas.

We have entered into negotiations with the Municipality of Argostoli, in Greece, for the potential development of a tourist harbor, commercial marina, cruise ship docking area, and other commercial development surrounding the Argostoli harbor area.  We will fund and prepare, either ourselves or through the use of a third party, a feasibility study to determine the scope and economic viability of the proposed project.  After we have completed the feasibility study, if the Municipality decides to go forward with the project, we propose to enter into a joint venture with the Municipality to develop and manage the proposed project.  Our role in the joint venture would be to manage the master planning, design, construction, and operation of the marina and the related amenities.  Estimated revenues for this project range from $35-$60 million, depending on the results of the feasibility study, which will determine the size and scope of the project.

One of our intended methods of growth is through the acquisition of complimentary construction, engineering, or development companies in Greece and elsewhere in Europe.  We have started the process of identifying a number of acquisition targets that will potentially allow it to generate immediate revenue through existing projects.

Government Regulation of Construction Industry in Greece

One of our initial focuses will be to obtain construction contracts to work on infrastructure projects for the Greek Government.  In order to undertake public works projects or infrastructure projects for the Greek government, a construction company must be registered at the Ministry’s of Public Works and be classified as to the size and type of project it may undertake.  There are seven classifications (which are referred to as “diplomas”), and construction companies in the seventh class are able to participate in any kind of project on its own or in joint venture. In order to receive a classification, a construction company must present a full dossier of its work experience as a construction company and the work experience of its technical engineering and operations personnel.  A construction company must have a stated number of civil engineers, structural, mechanical and electrical engineers on staff with each individual having attained the appropriate diploma from an accredited university and each individual must have the requisite work experience in his or her career.  After reviewing a construction company’s dossier of past projects and the experience of its personnel, the Ministry of Public Works will assign a classification accordingly.  Lower classifications may prohibit a construction company from bidding on certain types of larger public and private projects.

We do not currently have a classification but intend to commence the process to obtain a classification as soon as possible, either through filing an initial application on our own behalf or by acquiring a construction company with the necessary licenses in a transaction structured so as to allow the target company to retain and utilize its licenses.  In order to apply for a classification through the filing of an application on our own behalf, we will have to retain additional engineering and operations personnel.  We expect that initially we would only qualify for a lower level classification and that the initial application process could take from six to nine months to complete,  Prior to filing an application on our own behalf, we will seek to obtain a classification through the acquisition of construction company with the necessary classification.  We believe that we may be able to obtain a higher classification through an acquisition than we could though filing of an initial application.  If we are not successful in making an acquisition then we will commence the application process, which may result in the receipt of a lower level classification which would limit the types of projects that the Company may perform to smaller construction projects and could take between six and nine months.

In addition to the aforementioned Marina in Argostoli, we are also pursuing a number of other development projects.  We are pursuing these projects with the intention of subcontracting the construction portions of these projects to third party subcontractors so that we can focus on the development portion of the projects.  If we are awarded any of these projects and subsequently obtain a construction license, we may perform portions of the construction activities if the construction activities do not interfere with the development activities related to the projects.

Customers

We intend to focus our efforts on developing a customer base consisting of private, public and quasi public entities.

Competition

The real estate construction, engineering and development businesses in Greece and the Baltic Region are highly fragmented and is highly competitive. We estimate that there are over 2,000 construction companies in Greece, with approximately 20 traded on the Athens Stock Exchange.   We believe that that the construction industry will continue to grow and that competition will increase substantially as more grant money from Greece, the European Union and/or other countries becomes available for infrastructure and development in the Mediterranean and Balkan countries.  We are aware of a number of larger international construction companies along with well established local construction and engineering firms that are currently contemplating developments (and others that are actively engaged in construction) that we believe will be our direct competitors.

Some of the larger companies that we will be competing with include:

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AKTOR S.A. and ELLINIKI TECHNODOMIKI S.A. which we believe to be one of, if not the largest, Greek construction company.  ELLINIKI TECHNODOMIKI is acting as holding company for the group investments and AKTOR S.A. is the construction and contracting company of the group. The company has a number or projects throughout Greece, in which it will build and operate a project for a contractually agreed to number of years (typically between 20-99), and then transfer the ownership back to the municipality that commissioned the project.

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J&P AVAX S.A. which we believe to be a Greek company of J & P which is one of the main European contractors. The company originates from Cyprus.

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GEK – TERNA, a Greek company, which we believe is active in Greece and abroad in public infrastructure projects and private development projects.  The company is also involved in energy projects.

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MICHANIKI S.A., a Greek company having created a group industries around it mostly related to the construction business i.e. aluminum profile industry, wood construction related industry. The company works abroad, mainly in the Ukraine in development projects and recently has entered the Russian market.

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ATHINA S.A., a Greek company with experience in buildings and marine works and a lot of works in the Middle East.

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AEGEK S.A. a Greek company with experience in infrastructure works especially dams and tunnels.

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VIOTER S.A., which we believe to be one of the smallest of the competitors listed herein which has experience in building works and serious involvement in development projects.

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ATTIKAT S.A., a company involved in infrastructure works especially highways which recently sold a large part of its shares to GEK – TERNA S.A.

Each of the foregoing competitors have greater financial, personnel and other resources and more extensive experience in the development/engineering/construction business than the Company.    See “Risk Factors.”

Employees

As of November 23, 2008, we had four employees, two of which are full time.

DESCRIPTION OF PROPERTY

We do not own or rent any property.  We utilize office space and office equipment of our officers and directors at no cost.

LEGAL PROCEEDINGS

From time to time we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of business.  We are not currently involved in legal proceedings that we believe could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our directors and executive officers:

Name	Age	Position(s)

Frank DeLape	53	Executive Chairman and Director
Joseph Clancy	67	Director
Rizos Krikis	43	Chief Financial Officer

Frank DeLape. Executive Chairman and Director – Frank DeLape is one of our co-founders and was appointed a director and our Executive Chairman on February 29, 2008.  Frank DeLape is also Chairman and CEO of Benchmark Equity Group, a company he founded in 1994.  Prior to founding Benchmark, Mr. DeLape spent 11 years in executive management roles managing turnarounds for various companies.  In that regard, he worked on behalf of such companies’ boards of directors or the sponsoring banks to recapitalize companies to return them to profitability or to maximize cash repayment through orderly liquidation. Benchmark provides private equity and debt financings from various funds as well as a syndicate of investors. Mr. DeLape was a founder and financier of Think New Ideas, a NASDAQ NMS listed company, which later sold for over $300 million.  At Benchmark, Mr. DeLape has formed and been instrumental in the growth of eighteen companies.  Of these, several have become NASDAQ listed, one listed on the American Stock Exchange, and three were sold, creating in total over several billion dollars in market value. From August 2001 through October 2005, Mr. DeLape was Chairman of the Board of the biotechnology company Isolagen, Inc. Over his four years as Chairman and a major shareholder of Isolagen, Mr. DeLape oversaw the listing of Isolagen on the American Stock Exchange, and raising over $194 million in debt and equity financings for the company. Mr. DeLape is a Director of Polymedix, Inc. since November 2005 and President, CEO and a director of Influmedix, Inc. since April 2006.  Mr. DeLape is also a director of Anchor Funding Services since January 2007 and Uni-Pixel, Inc. Both such corporations file reports under the Exchange Act.  The trading symbol for Uni-Pixel, Inc. on the NASD Bulletin Board is “UNXL”.  Since March 2006, Mr. DeLape has also served as the Executive Chairman of Six Diamond Resorts International, a Cayman Islands company that he co-founded that files reports under the Exchange Act.  Mr. DeLape is a controlling shareholder of Six Diamond Resorts International and in October 2007, he was appointed a director of Six Diamond Resorts International.  Mr. DeLape is a member of the National Association of Corporate Directors. .  See also, Certain Relationships and Related Party Transactions.

Joseph Clancy. Director. - Mr. Clancy was appointed a director on February 29, 2008 and has served as a Managing Director of Aegean Earth S.A. since its inception in July 2007.  Mr. Clancy is an experienced professional in both private equity and construction and development.  Since June 2006, he has served as one of the National Representatives of Access America Investments in Greece and Cyprus.  From February 2003 to May 2006, he served as a consultant/advisor for Vibrant Capital Corporation in New York, where he oversaw the implementation of a life settlement acquisition program to secure a bond issued under the securities laws of Luxembourg and also implemented two private placement programs of investments in conjunction with that asset class.  Prior thereto, from January 2002 to February 2003 he served as a Director in Oriri Holdings, SA, of Oslo, Norway, where he oversaw the implementation of international marketing operations for content for mobile phones throughout the EU market.  Mr. Clancy has also overseen the construction, master planning, and development of numerous properties, including an 800 acre mixed use area in Colorado.   He has also served as the Chief Operating Officer of DiaChi Corporation and Prime Financial Services Group of London.  Mr. Clancy graduated with a B.Sc. in Engineering from the United States Naval Academy in Annapolis, Maryland.  He served as a Captain in the U.S. Marine Corps from 1963-1967 and was decorated for valor for his service in Vietnam.

Rizos Krikis.  Chief Financial Officer- Mr. Krikis was appointed our Chief Financial Officer on February 29, 2008.  Prior thereto, from 2004 to 2007, Mr. Krikis was Chief Financial Officer of Cosmotelco Telecommunications in Greece.  Prior to joining Cosmotelco, Mr. Krikis was a senior manager for the Emporiki Private Equity and Venture Capital Fund, where he was responsible for the initial investment decision and ongoing monitoring of the Fund’s portfolio investment. Mr. Krikis has a number of years of experience in the financial industry and has served in multiple capacities both in industry and private equity. Mr. Krikis also was a consultant from the Greek Trade Commission in New York.  He graduated with both his Bachelor’s and Master’s degrees in Business Administration from Baruch College in New York, and is fluent in both English and Greek.

Messrs Clancy and Krikis currently devote 50-60 hours, or 100% of their time to the Company.  Upon the recruitment of additional management, it is intended that Mr. Clancy will devote approximately 50% of his time to the Company.  Mr. DeLape devotes approximately 15 hours, or 30% of his time to the Company.

Election of Directors and Officers

Holders of our ordinary shares are entitled to one (1) vote for each share held on all matters submitted to a vote of the shareholders, including the election of directors. Cumulative voting with respect to the election of directors is not permitted by our Memorandum and Articles of Association.

Our Board of Directors shall be elected at the annual meeting of the shareholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified. If a vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors then the shareholders may fill the vacancy at the next annual meeting or at a special meeting called for the purpose, or the Board of Directors may fill such vacancy.

Committees of the Board of Directors

Our board of directors has not appointed any committees.

Audit Committee and Code of Ethics

We have not formally appointed an audit committee, and therefore, our board of directors serves the function of an audit committee. We have not made a determination as to whether any of our directors would qualify as an audit committee financial expert.  We have not yet adopted a code of ethics applicable to our chief executive officer and chief accounting officer, or persons performing those functions, because of the small number of persons involved in management.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

Based on our inquiries of all of our officers and directors, we are not aware of any pending or threatened legal proceedings involving any of our officers or directors that would be material to an evaluation of our management.

Director Independence

Our board of directors reviewed the independence of the directors using the criteria established by the American Stock Exchange and has determined that none of our directors are independent based upon such criteria.

EXECUTIVE COMPENSATION

We did not pay our executive officers cash or non-cash remuneration from the period from inception through December 31, 2007

Employment Agreements

Although we have not entered into any employment agreements with our executive officers, we have orally agreed with Mr. Frank DeLape, our Executive Chairman, to issue to him stock options to purchase up to 250,000 ordinary shares.  The terms of such options shall be determined at a future date by mutual agreement between us and Mr. DeLape.

Compensation of Directors

We have not paid our directors compensation for serving on our board of directors.  Our Board of Directors may in the future decide to award the members of the Board of Directors cash or stock based consideration for their services to us, which awards, if granted shall be in the sole determination of the Board of Directors.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

There is currently no public trading market for our ordinary shares.

Number of Shareholders

As of November 28, 2008, there were approximately 492 holders of record of our ordinary shares.

Dividend Policy

Historically, we have not paid any dividends to the holders of our ordinary shares and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

Equity Compensation Plan Information

We do not have any compensation plans under which our securities have been authorized for issuance, however, we intend to develop a stock option plan during 2008

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 28, 2008 with respect to the beneficial ownership of our ordinary shares by (i) each person who, to our knowledge, beneficially owns more than 5% of our ordinary shares; (ii) each of our directors and “named executive officers”; and (iii) all of our executive officers and directors as a group:

Name and address of Beneficial Owner	Number of Shares	Percent of Class (1)
Directors and Named Executive Officers(2):
Joseph Clancy (3)	166,667	2.4%
Frank DeLape (4)	5,037,501	71.4%
Rizos Krikis	-

All directors and named executive officers as a group (3 persons)	5,204,168	73.8%

Other 5% or Greater Beneficial Owners
Access America Fund, L.P.(5) 1800 West Loop South Houston, TX 77027	5,037,501	71.4%

(1)

Beneficial ownership is calculated based on an aggregate of 7,053,033 ordinary shares outstanding as of November 28, 2008 together with securities exercisable or convertible into ordinary shares within sixty days of November 28, 2008 for each shareholder.  Beneficial ownership is determined in accordance with Rule 13d-3 of the SEC. The number of ordinary shares beneficially owned by a person includes ordinary shares issuable upon conversion of securities and subject to options or warrants held by that person that are currently convertible or exercisable or convertible or exercisable within 60 days of November 28, 2008.  The ordinary shares issuable pursuant to those convertible securities, options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)

Unless otherwise specified, the address for the directors and named executive officers is c/o Nautilus Global Partners, 700 Gemini, Suite 100, Houston, TX 77027.

(3)

The address for Mr. Clancy  is Tenarou, 49, PO Box 73050, Ano Glyfada, 165 62 Greece

(4)

Consists of 5,037,501 ordinary shares held by Access America Fund, LLP (“AAF”).  Such amount does not include ordinary shares issuable upon conversion of the Series A Preference Shares owned by AAF as such Series A Preference Shares are not convertible within 60 days of November 28, 2008.  Access America Investments LLC (“AAI”) is the general manager of AAF.  Mr. DeLape is the Chairman of AAI and he is also the Chairman of Benchmark Equity Group which owns 41.7% of AAI.  Accordingly, Mr. DeLape may be deemed to share indirect beneficial ownership of the ordinary shares held by AAF.  Mr. DeLape, however, expressly disclaims beneficial ownership of such ordinary shares.  Such amount also does not include 250,000 ordinary shares issuable upon the exercise of stock options, since such options have not yet been granted and are not exercisable within 60 days of November 28, 2008.  The exercise terms of such options have not been determined.

(5)

Such amount does not include ordinary shares issuable upon conversion of the Series A Preference Shares owned by AAF as such Series A Preference Shares are not convertible within 60 days of November 28, 2008.

SELLING SHAREHOLDERS

The following table sets forth the ordinary share ownership of the selling shareholders as of November 28, 2008.  The selling shareholders acquired their securities through private placement offerings in 2006 and 2008.

We will not receive any proceeds from the resale of the ordinary shares by the selling shareholders. Assuming all the shares registered below are sold by the selling shareholders, none of the selling shareholders will continue to own any of our ordinary shares Other than as set forth in the following table, the selling shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, except as set forth below, the selling shareholders are not registered broker-dealers.

All of the selling shareholders purchased their shares in one of three private placement transactions.  On May 31, 2006, we sold 277,610 restricted ordinary shares for $35,500. The restricted ordinary shares were sold to 355 offshore investors in lots of 782 shares each at $0.1279 per share.  On July 18, 2006, we sold an additional 84,456 restricted ordinary shares for $10,800. The restricted ordinary shares were sold to 108 offshore investors in lots of 782 shares each at $0.1279 per share.  No underwriting discounts or commissions were paid with respect to such sales.  On February 29, 2008, we sold 1,908,675 ordinary shares and 1,908,675 Series A Preference Shares in for gross proceeds of approximately $5.7 million.  These shares were sold in units of 500 ordinary shares and 500 Series A Preference Shares each for $1,500 per unit.

Selling Shareholder	Shares Beneficially Owned Prior to Offering	Percentage Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering	Percentage Beneficially Owned After Offering
Grant John Maughan	782	*	782	0	*
Benjamin Kenneth Barker	782	*	782	0	*
Polyanna Wan	782	*	782	0	*
Susan E. Lawrence	782	*	782	0	*
Thomas D. Knowles	782	*	782	0	*
Paul D. Knowles	782	*	782	0	*
Donna E. Knowles	782	*	782	0	*
Alstair Mark Knowles	782	*	782	0	*
Robert Myers	782	*	782	0	*
Richard Fox	782	*	782	0	*
Marlene Patranella Fox	782	*	782	0	*
Raymond Todd Forsythe	782	*	782	0	*
Cameron Carey	782	*	782	0	*
Magdaline Berdanis	782	*	782	0	*
Heather Carey	782	*	782	0	*
David William Slatter	782	*	782	0	*
Steven E. Carey	782	*	782	0	*
Debra P. Carey	782	*	782	0	*
Joseph G. Carey	782	*	782	0	*
Phyllis D. Thompson	782	*	782	0	*
Reginald T. Carey	782	*	782	0	*
Lorna Denise Kemp	782	*	782	0	*
Todd Earle Kemp	782	*	782	0	*
Debra-Lou Carey	782	*	782	0	*
Paula Rigby	782	*	782	0	*

Patrice McKinney	782	*	782	0	*
Tiffany K. Deal	782	*	782	0	*
Conwill K. Saunders	782	*	782	0	*
Mary Turner	782	*	782	0	*
Melita A. Carey	782	*	782	0	*
Helen A. Rolle	782	*	782	0	*
Michael Brindle-Selle	782	*	782	0	*
Julie Brindle-Selle	782	*	782	0	*
Angela D. Culmer-Saunders	782	*	782	0	*
Stephanie Anne Murray	782	*	782	0	*
Marguerite E. Bain	782	*	782	0	*
Marcus W. Moss	782	*	782	0	*
Marcella Bond	782	*	782	0	*
Lakeisha D. Brown	782	*	782	0	*
Jane Seekings	782	*	782	0	*
Katie Vanessa Roach	782	*	782	0	*
Karen Strachen	782	*	782	0	*
Gerda J.J. Vandervelde	782	*	782	0	*
Marie Elise J. Vandervelde	782	*	782	0	*
Maria O.F. Marse	782	*	782	0	*
Paul Henri Vandervelde	782	*	782	0	*
Phillipe Dewez	782	*	782	0	*
Daniel Lienard	782	*	782	0	*
Marguerite Ranwet	782	*	782	0	*
Catherine Bocque	782	*	782	0	*
Koen Lozie	782	*	782	0	*
Jennifer Silva	782	*	782	0	*
Valerie I. Weeks	782	*	782	0	*
Fiona Jane Richardson	782	*	782	0	*
Renate Murdoch-Muirhead	782	*	782	0	*
Colin Murdoch-Muirhead	782	*	782	0	*
Katherine Steele	782	*	782	0	*
Caroline Rosser	782	*	782	0	*
Robert Rosser	782	*	782	0	*
Severin Nicole Gibbons	782	*	782	0	*
Edward Allen Lancer Barnes	782	*	782	0	*
Tina C. Gibbons	782	*	782	0	*
Reid Gibbons	782	*	782	0	*
Patricia M. Hill	782	*	782	0	*
Floyd E. Smart	782	*	782	0	*
Sylvia M. Smart	782	*	782	0	*
Dionne A.E. Smart-Porter	782	*	782	0	*
Lloyd J. Smart	782	*	782	0	*
Richard S.L. Pearman	782	*	782	0	*
Dannise Thompson	782	*	782	0	*
Richard S. Thompson	782	*	782	0	*
Roderick Craig Christensen	782	*	782	0	*
Pennie Jean Whitehead	782	*	782	0	*
Christina Maybury	782	*	782	0	*
Dazarrie Steede	782	*	782	0	*
Roy Angelo Furbert	782	*	782	0	*
Dueane Stephen Dill	782	*	782	0	*
Gwen Haller	782	*	782	0	*

Gail E. Murray	782	*	782	0	*
Barry Griffiths	782	*	782	0	*
Kerry Griffiths	782	*	782	0	*
Michael Abbott	782	*	782	0	*
Neal Turchiaro	782	*	782	0	*
Shelly Abbott	782	*	782	0	*
David J.K. Macphee	782	*	782	0	*
Christopher Cyr	782	*	782	0	*
Mark W. Young	782	*	782	0	*
Sharlene A. Young	782	*	782	0	*
Heather Allison Hames	782	*	782	0	*
Colin G. Hames	782	*	782	0	*
Elizabeth Wood	782	*	782	0	*
Rob Mumford	782	*	782	0	*
Justin Ferguson	782	*	782	0	*
David Rawson Mackenzie	782	*	782	0	*
Ian Rawson Mackenzie	782	*	782	0	*
Heather Rawson Mackenzie	782	*	782	0	*
Stephen McClure	782	*	782	0	*
Javier Martinez	782	*	782	0	*
Anna Bagshaw	782	*	782	0	*
Marcela Vallejo MacKliff	782	*	782	0	*
Andrea McLean	782	*	782	0	*
Sinead O’Connor	782	*	782	0	*
Erica Boudier	782	*	782	0	*
Paul Hunt	782	*	782	0	*
Mark Anderson	782	*	782	0	*
Brenda Jean Phillips	782	*	782	0	*
Jai-Michael Eskerine Phillips	782	*	782	0	*
Erskine Douglas Phillips	782	*	782	0	*
Tivin Tunchiano	782	*	782	0	*
David Houston	782	*	782	0	*
Susan E. Gibbons	782	*	782	0	*
Ronald Joseph Burke	782	*	782	0	*
Marsha Gail Burke	782	*	782	0	*
Kelly Ross	782	*	782	0	*
Shirley Yap	782	*	782	0	*
Nancy Morrison	782	*	782	0	*
Wade A. Morrison	782	*	782	0	*
Joanna Marie Masters	782	*	782	0	*
Glen Nicholas Masters	782	*	782	0	*
Lana Chi Nguyen	782	*	782	0	*
Jean E. Parker	782	*	782	0	*
Michelle Sara Christensen	782	*	782	0	*
Kandis Robertson	782	*	782	0	*
Joel Matthews	782	*	782	0	*
Julie Herauf	782	*	782	0	*
Mark R. Herauf	782	*	782	0	*
Stephen James McLaughlin	782	*	782	0	*
Robert Greg Abernethy	782	*	782	0	*
Matthew J. R. Grace	782	*	782	0	*
Bruce Colby Bell	782	*	782	0	*
Marc E.O. Morabito	782	*	782	0	*

Serge Paritzky	782	*	782	0	*
Roland Schaefer	782	*	782	0	*
Fernando Casij Pena	782	*	782	0	*
Peter Barham	782	*	782	0	*
Eric Duphil	782	*	782	0	*
Andrea K. Hudson	782	*	782	0	*
Ursula E. Gilpin	782	*	782	0	*
Frederic Osias	782	*	782	0	*
Rosemary J. Morabito	782	*	782	0	*
Yvonne Joan Muldoon	782	*	782	0	*
P. Barry Moroney	782	*	782	0	*
Ayal Shenhav	782	*	782	0	*
Tal Danon Shenhav	782	*	782	0	*
Yizhak Rodrig	782	*	782	0	*
Ofira Wegrzyn	782	*	782	0	*
Rotem Baharv	782	*	782	0	*
Zvi Arie Frenkel	782	*	782	0	*
Reuven Horesh	782	*	782	0	*
Frida Aliza Frenkel	782	*	782	0	*
Tamar Shaibel	782	*	782	0	*
Reuven Shaibel	782	*	782	0	*
Rachel Cohen	782	*	782	0	*
Yoheved Krouzman	782	*	782	0	*
Danny Horesh	782	*	782	0	*
Ronen Baharav	782	*	782	0	*
Michal Rozelia Kremer	782	*	782	0	*
Israel Kremer	782	*	782	0	*
Yehiel Cohen	782	*	782	0	*
Dafna Yakova Frankel	782	*	782	0	*
Yoan Kremer	782	*	782	0	*
Irina Moritz	782	*	782	0	*
Nelly Geskin	782	*	782	0	*
Yael Moritz	782	*	782	0	*
Rafael Cohen	782	*	782	0	*
Gil Moore	782	*	782	0	*
Rina Rodrig	782	*	782	0	*
Shoshana Rodrig	782	*	782	0	*
Yuval Bar ner	782	*	782	0	*
Katharina Mosakowska	782	*	782	0	*
Arthur Mletzak	782	*	782	0	*
Rients Aapkes	782	*	782	0	*
Olivia Kate Walford	782	*	782	0	*
Carol-Ann B. Mckinley	782	*	782	0	*
Sandra Lanchippa-Smith	782	*	782	0	*
Harry Winnington	782	*	782	0	*
Dale W. Porter	782	*	782	0	*
Oleana Schemenauer	782	*	782	0	*
Heinz Neidl	782	*	782	0	*
Stephen Cosham	782	*	782	0	*
Mercedes Aguilar Mora	782	*	782	0	*
Monica Chimbo Aguilar	782	*	782	0	*
Merilynn Sickling	782	*	782	0	*
Derek Sickling	782	*	782	0	*

Edward Spencer	782	*	782	0	*
Jane Maycock	782	*	782	0	*
Phillip Scarcliffe	782	*	782	0	*
Anthony Steele	782	*	782	0	*
Julie Arthur	782	*	782	0	*
Simon Peter Beattie	782	*	782	0	*
Attila Stephen Molnar	782	*	782	0	*
James Nicholas Lamb	782	*	782	0	*
Dudley Reginald Cottingham	782	*	782	0	*
Joseph Andrew Guest	782	*	782	0	*
Tina Phyllis Francis Guest	782	*	782	0	*
Robert William Thomson	782	*	782	0	*
Pamela May Ann Thomson	782	*	782	0	*
Mary Christine Beattie	782	*	782	0	*
William Maycock	782	*	782	0	*
Andrew C. Cottingham	782	*	782	0	*
Debbie J. E. Cottingham	782	*	782	0	*
Jonathan Falconer	782	*	782	0	*
Granville M. Gibbons	782	*	782	0	*
John Allen Barnes	782	*	782	0	*
David Anthony Hanwell	782	*	782	0	*
Susan Veronica Hanwell	782	*	782	0	*
Leanne Brown	782	*	782	0	*
Michael John Tait	782	*	782	0	*
Richard Allen Lettington	782	*	782	0	*
Julia Ann Kempe	782	*	782	0	*
Senga Tait	782	*	782	0	*
Lisa J. Broomfield	782	*	782	0	*
Rowena Jane Broomfield	782	*	782	0	*
Joan Broomfield	782	*	782	0	*
John William Broomfield	782	*	782	0	*
Charles Henry Bolton	782	*	782	0	*
Barbara Kathlen Bolton	782	*	782	0	*
Sutherland A. Morris	782	*	782	0	*
Julian Trinder	782	*	782	0	*
June I. Morris	782	*	782	0	*
Hamish Charles Quinlan	782	*	782	0	*
Jenny Kirsten Hutchison	782	*	782	0	*
Philippa Alison Trinder	782	*	782	0	*
Hilary Elaine Redfern Mullins	782	*	782	0	*
Douglas John Mullins	782	*	782	0	*
Peter Wilson	782	*	782	0	*
Julie Mary Wilson	782	*	782	0	*
Elizabeth Louise Phillips	782	*	782	0	*
Allan George Murray	782	*	782	0	*
Paul B. Davis	782	*	782	0	*
Lara Jane Davis	782	*	782	0	*
Jane M. Poveromo	782	*	782	0	*
John Bond	782	*	782	0	*
Esther Dodd	782	*	782	0	*
Alastair G. Long	782	*	782	0	*
Rosemary Long	782	*	782	0	*
Denize Cook	782	*	782	0	*

Mark Fondas	782	*	782	0	*
Michele Louise Cottingham	782	*	782	0	*
Christopher Charles Morris	782	*	782	0	*
Michelle Annette Lawrence	782	*	782	0	*
Alison Margaret Harvey	782	*	782	0	*
Michael James Harvey	782	*	782	0	*
Patricia A. Alderson	782	*	782	0	*
Antoinette M. Backhouse	782	*	782	0	*
Christian H. H. Backhouse	782	*	782	0	*
Edwin H. Backhouse	782	*	782	0	*
Judith Backhouse	782	*	782	0	*
Karen L. Backhouse	782	*	782	0	*
Margaret Backhouse	782	*	782	0	*
Mark A. Backhouse	782	*	782	0	*
Patricia M. Backhouse	782	*	782	0	*
Paul G. Backhouse	782	*	782	0	*
Timothy S Backhouse	782	*	782	0	*
David P. Bartlett	782	*	782	0	*
Rachael C. Bartlett	782	*	782	0	*
Antoinette Baxter	782	*	782	0	*
Charles Baxter	782	*	782	0	*
Geraldine Baxter	782	*	782	0	*
Paul Baxter	782	*	782	0	*
Catherine J. Belcher	782	*	782	0	*
Martin C. Belcher	782	*	782	0	*
Sarah L. Bertrand	782	*	782	0	*
Wayne G Bertrand	782	*	782	0	*
John N. Bishop	782	*	782	0	*
Nicola L. Bishop	782	*	782	0	*
Linda C. Budge	782	*	782	0	*
Robert Childs	782	*	782	0	*
A. Henry G. Dick-Cleland	782	*	782	0	*
Karen L. Dick-Cleland	782	*	782	0	*
Kerry A. Fell	782	*	782	0	*
Stephen A. Fell	782	*	782	0	*
Cleone E. Ferris	782	*	782	0	*
Nicholas P. Ferris	782	*	782	0	*
Nicola O. Ferris	782	*	782	0	*
Peter E. L. Ferris	782	*	782	0	*
Claire Y. Gaffney	782	*	782	0	*
Emma L. Gavet	782	*	782	0	*
Alison C. Gavey	782	*	782	0	*
David J. Gavey	782	*	782	0	*
Alva I. Gee	782	*	782	0	*
Ian B. Gee	782	*	782	0	*
Sandra Gee	782	*	782	0	*
Graham E. Hindle	782	*	782	0	*
Susan P. Hindle	782	*	782	0	*
Dianne Huddlestone	782	*	782	0	*
Paul Huddlestone	782	*	782	0	*
Benn M. Hunter	782	*	782	0	*
Lynda T. Hunter	782	*	782	0	*
Albert Howard Jackson	782	*	782	0	*

Caroline A. Jackson	782	*	782	0	*
Elizabeth M. Jackson	782	*	782	0	*
Nicholas H. Jackson	782	*	782	0	*
Jeannine F. Jenkins	782	*	782	0	*
Nicholas V. Jenkins	782	*	782	0	*
John P. Jordan	782	*	782	0	*
Owen M. Keenan	782	*	782	0	*
Susan A. Keenan	782	*	782	0	*
Roderick G. Keiller	782	*	782	0	*
Anthony L. Krinks	782	*	782	0	*
Geraldine V. Krinks	782	*	782	0	*
Alfred C. W. Laine	782	*	782	0	*
Christine E. Laine	782	*	782	0	*
Marc S. Laine	782	*	782	0	*
Nicola J. Laine	782	*	782	0	*
David A. Larkin	782	*	782	0	*
Christopher J. Le Tissier	782	*	782	0	*
Peter Lynch	782	*	782	0	*
E. Tony Manning	782	*	782	0	*
Kim J. Martin	782	*	782	0	*
Paul D. Martin	782	*	782	0	*
Therese P. Martin	782	*	782	0	*
Rebecca Louise Massey	782	*	782	0	*
Kim-Marie McDermott	782	*	782	0	*
Richard J. McDermott	782	*	782	0	*
Anthony R. Nutbrown	782	*	782	0	*
Christopher A. Oliver	782	*	782	0	*
Lawrence Pape	782	*	782	0	*
Patricia Pape	782	*	782	0	*
Caroline Patterson	782	*	782	0	*
Matthew Patterson	782	*	782	0	*
John H. Petit	782	*	782	0	*
Lynette Le Q. Petit	782	*	782	0	*
Martin Petite	782	*	782	0	*
David Paul Redhead	782	*	782	0	*
Lucette Redhead	782	*	782	0	*
Helen Robinson	782	*	782	0	*
Paul Robinson	782	*	782	0	*
Dawn Scholes	782	*	782	0	*
Raymond Scholes	782	*	782	0	*
Christopher N. Shaw	782	*	782	0	*
Jason de B Sherwill	782	*	782	0	*
Maxine L. Sherwill	782	*	782	0	*
Graham Thoume	782	*	782	0	*
Karen Thoume	782	*	782	0	*
Barry Tough	782	*	782	0	*
Eileen R. Tough	782	*	782	0	*
Jonathon E. Turner	782	*	782	0	*
Suzanne D. M. Turner	782	*	782	0	*
David Walker	782	*	782	0	*
Richard J. Walker	782	*	782	0	*
Christine Wilson	782	*	782	0	*
Christopher John Murray	782	*	782	0	*

David R. Arch	782	*	782	0	*
Katherine Arch	782	*	782	0	*
Florence Parsons	782	*	782	0	*
Herbert Parsons	782	*	782	0	*
Davilynn O’Neill	782	*	782	0	*
Jan S. Hudson	782	*	782	0	*
Michelle Moore	782	*	782	0	*
John M. Lawrence	782	*	782	0	*
Lawrence John La Lone	782	*	782	0	*
Malvin Chimombe	782	*	782	0	*
Winston Walker	782	*	782	0	*
Keesha Simone- Walker	782	*	782	0	*
John Hermans	782	*	782	0	*
Anderson Cumberbatch	782	*	782	0	*
Tanya Carey	782	*	782	0	*
Gregory D. Walker	782	*	782	0	*
Angus Graeme Taylor	782	*	782	0	*
Patricia Winter	782	*	782	0	*
Mathew Gallupe	782	*	782	0	*
Esther Odagaki	782	*	782	0	*
Michael Schultz	782	*	782	0	*
Sherry Anne Mitchell	782	*	782	0	*
Wilhelmina Hoeflich	782	*	782	0	*
Patrice T. Goldberg	782	*	782	0	*
Jo-Anne Van Draanen	782	*	782	0	*
Christiaan Hiesey	782	*	782	0	*
Mona Pauline Neufeld	782	*	782	0	*
Tracey Gilmore	782	*	782	0	*
Felicia Pedersen	782	*	782	0	*
Alexis Marie Edouard Andre	782	*	782	0	*
Naud Sabine	782	*	782	0	*
Robert Sandrin	782	*	782	0	*
Katrine Burnie	782	*	782	0	*
Neil Burnie	782	*	782	0	*
Laurence Fox	782	*	782	0	*
Kathryn Fox	782	*	782	0	*
Peter A. Murdoch-Muirhead	782	*	782	0	*
Justin Heath Carruthers	782	*	782	0	*
Karen Thompson	782	*	782	0	*
Irene Fondas	782	*	782	0	*
Evangelos Fondas	782	*	782	0	*
Nickolas Fondas	782	*	782	0	*
Rose Aline Fondas	782	*	782	0	*
Wendy Murdoch-Muirhead	782	*	782	0	*
Micelle Sakamato	782	*	782	0	*
Andrew Elder	782	*	782	0	*
Mark Hoeflich	782	*	782	0	*
Heather Findlay	782	*	782	0	*
George Findlay	782	*	782	0	*
Catherine MacFadyen	782	*	782	0	*
Wanda Parsons	782	*	782	0	*
Ken Priestman	782	*	782	0	*
Elizabeth M. Priestman	782	*	782	0	*

Valerie J. Payne	782	*	782	0	*
Carl Tafel	782	*	782	0	*
Nicole C. Sakmoto	782	*	782	0	*
Madeleine Czigler	782	*	782	0	*
Ruth Gardner	782	*	782	0	*
April Debruin	782	*	782	0	*
Pamela Taylor	782	*	782	0	*
Carolyn Kozole	782	*	782	0	*
Teresa Malott	782	*	782	0	*
Megan Sloan	782	*	782	0	*
Catherine A. Pyatt	782	*	782	0	*
Nancy Grenier	782	*	782	0	*
Richard Winter	782	*	782	0	*
June Richardson	782	*	782	0	*
Vincent Carlucci	782	*	782	0	*
Janet V. Hebbes	782	*	782	0	*
Colleen S. Bleasdell	782	*	782	0	*
Victor George Kobina Dei	782	*	782	0	*
Elizabeth Roeder	782	*	782	0	*
Charles Ryan Corrigan	782	*	782	0	*
Teresa Misue Corrigan	782	*	782	0	*
Charles J. Corrigan	782	*	782	0	*
Diane L. Strype	782	*	782	0	*
Richard B. Strype	782	*	782	0	*
Brian D. Malott	782	*	782	0	*
Michael M. Malott	782	*	782	0	*
Erin Sloan	782	*	782	0	*
Tara Sloan	782	*	782	0	*
Nadica A. Sloan	782	*	782	0	*
Ron Millman	782	*	782	0	*
James W. Sloan	782	*	782	0	*
Toshiyuki Sakamoto	782	*	782	0	*
Steven John Clow	782	*	782	0	*
Jennifer Elizabeth Jean Pyatt	782	*	782	0	*
John B. R. Stoddart	782	*	782	0	*
Trudi Johnston	782	*	782	0	*
David Schultz	782	*	782	0	*
William Matthew Pyatt	782	*	782	0	*
Jackie Gardner	782	*	782	0	*
Yolanda Pandolfo	782	*	782	0	*
John Baker	782	*	782	0	*
John A. Macfadyen	782	*	782	0	*
Gloria June Taylor	782	*	782	0	*
Mohamad H. Khorshid	782	*	782	0	*
Sheila Brennan	782	*	782	0	*
Patricia Lurie	782	*	782	0	*
Peter Hartmuth	782	*	782	0	*
Joanne Hopper Houston	782	*	782	0	*
Garry M. Markham	782	*	782	0	*
Craig Steven Massey	782	*	782	0	*
Margaret Sandrin	782	*	782	0	*
Norman G. Long	782	*	782	0	*
Vanessa J. Cooper	782	*	782	0	*

Simon Michael Burroughs	782	*	782	0	*
Joyce Gawne	782	*	782	0	*
Allen Gawne	782	*	782	0	*
Scott A. Christian	782	*	782	0	*
Joanne C. Christian	782	*	782	0	*
William Darren Redford Horrox	782	*	782	0	*
Sarah Rachel Horrox	782	*	782	0	*
David Thomas Alderdice	782	*	782	0	*
Donna Cousins	782	*	782	0	*
Molloy Stuart	782	*	782	0	*
Una McBride	782	*	782	0	*
Neil Dignam	782	*	782	0	*
Shea T. Richardson	782	*	782	0	*
William R Pyatt	782	*	782	0	*
Robert J. Kirkland	25,000	*	25,000	0	*
Namtor BVC LP (1)	33,500	*	33,500	0	*
William Rosen	30,000	*	30,000	0	*
Luciano Bruno	7,000	*	7,000	0	*
Deborah Tekdogan	8,861	*	8,861	0	*
Matthew Hayden	25,000	*	25,000	0	*
Mary Beth Shea	25,000	*	25,000	0	*
Stephen S. Taylor, Jr. - Roth IRA	100,000	1.42%	100,000	0	*
Stephen S. Taylor, Jr.	100,000	1.42%	100,000	0	*
Heller Capital Investments, LLC (2)	66,500	*	66,500	0	*
David Ofman	26,667	*	26,667	0	*
Stephen S. Taylor	14,000	*	14,000	0	*
David S. Nagelberg CGM IRA	83,500	1.18%	83,500	0	*
Gilford Energy, Inc. (3)	33,334	*	33,334	0	*
GT Investments, LLC (4)	17,722	*	17,722	0	*
Thomas Nolan	17,722	*	17,722	0	*
Merry Carnell	25,000	*	25,000	0	*
David Spinney	83,334	1.18%	83,334	0	*
Lillian C. Steffan Living Trust	8,867	*	8,867	0	*
Robert Stendel	5,000	*	5,000	0	*
John Hartford	6,000	*	6,000	0	*
Centaur Value Fund, LP (5)	173,334	2.46%	173,334	0	*
United Centuar Master Fund (5)	160,000	2.27%	160,000	0	*

TOTALS	1,437,407		1,437,407

* Less than 1%.

# Based upon 7,053,033 ordinary shares outstanding as of November 28, 2008.

1)

Michael Rothman has voting and investment control with respect to the shares held by Namtor BVC LP.  Mr. Rothman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)

Ron Heller has voting and investment control with respect to the shares held by Heller Capital Investments, LLC.  Mr. Heller disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(3)

Ralph Worthington has voting and investment control with respect to the shares held by Gilford Energy.  Mr. Worthington disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.  Gilford Energy has indicated that it is an affiliate of Gilford Securities, a FINRA member.  Gilford Securities has indicated that it purchased the shares offered hereby in the ordinary course of business and that at the time it acquired the shares offered hereby, it had no arrangements or understandings, directly or indirectly, with any person to distribute such shares.

(4)

Jan-Dirk Leuders and Scott Castro share voting and investment control with respect to the shares held by GT Investments, LLC.  Mr. Leuders and Mr. Castro each disclaims beneficial ownership of these shares except to the extent of their respective pecuniary interests therein.

(5)

Zeke Ashton has voting and investment control with respect to the shares held by Centaur Value Fund, LP and United Centaur Master Fund.  Mr. Ashton disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We acquired Aegean Earth S.A. pursuant to an Acquisition Agreement dated as of February 29, 2008 by and among us, Aegean Earth S.A., and Joseph Clancy and Konstantinos Polites for 500,000 of the Company’s ordinary shares.  The Company valued the transaction at approximately $50,000 based on the latest third party transaction involving the Company’s ordinary shares for a purchase of the Company’s shares at $0.10 per share. At the time of the acquisition, Mr. Clancy was a controlling shareholder and a Manager of Aegean Earth S.A. and pursuant to the terms of the acquisition agreement, Mr. Clancy received 250,000 ordinary shares in exchange for his capital stock of Aegean Earth S.A.  In April 2008, Mr. Clancy transferred 83,333 ordinary shares to PrimeLife Holdings, Ltd.  Mr. Clancy is one of our directors and he is also the Manager of Aegean Earth S.A.  Based on the prior transaction described above, the dollar value received for the transaction was approximated at $50,000, and the dollar value received by Mr. Clancy was approximated to be $25,000 based on the $0.10 per share prior transaction.

In December 2007, we made two loans to Aegean Earth S.A. evidenced by two promissory notes in the aggregate principal amount of $85,025.  These notes bear interest at the rate of 6% per year and are payable on demand.  These notes were written primarily to provide working capital to Aegean Earth S.A. prior to our contemplated acquisition of Aegean Earth S.A.  One of our directors, Joseph Clancy, was a controlling shareholder and a Manager of Aegean Earth S.A. at the time of the loans.

Access America Fund (“AAF”) previously agreed to make loans to us up to $500,000.  In May and November 2007, AAF loaned us $300,000, which are evidenced by promissory notes issued by us to AAF.  We used the loans to provide working capital to Aegean Earth S.A. prior to the acquisition.  The notes bear interest at the rate of 6% per annum, are payable on demand, and may be converted at any time and from time to time by the holder into an aggregate of approximately 2,500,000 ordinary shares.  On April 21, 2008, these Notes were converted into 2,500,000 ordinary shares of the Company.  The largest amount of principal outstanding on such loans was $300,000, and as a result of the conversion, as of April 21, 2008, there remaining outstanding principal balance of the loans was $0.  Access America Investments LLC (“AAI”) is the general manager of AAF.  Mr. Frank DeLape, our Executive Chairman and a director is the Chairman of AAI and he is also the Chairman of Benchmark Equity Group which owns 41.7% of AAI.  Mr. Joseph Rozelle, who was our Chief Financial Officer and a director at the time the loans were made is the Chief Financial Officer of AAI.

In November 2007, we reimbursed AAI for $84,980 in due diligence related expenses that were incurred by AAI on behalf us relating to the potential acquisition of Aegean Earth, S.A.

We were founded in March 2006 by Nautilus Global Partners, LLC and Mid-Ocean Consulting Limited.  Frank DeLape, our Executive Chairman and a director, is the owner, Chairman and CEO of Benchmark Equity Group, which owns 20% of the equity interests of Nautilus Global Partners and Mr. DeLape controls other entities that collectively own an additional 20% of the equity interests of Nautilus Global Partners.  Accordingly, based on his ownership and management position with Benchmark Equity Group, Mr. DeLape may also be deemed to be a founder of our Company.  In order to provide us with funds for our formation costs, in April 2006, we issued 1,000,000 ordinary shares (1,562,500 ordinary shares as adjusted for the split) to Nautilus Global Partners and 50,000 ordinary shares (78,125 ordinary shares as adjusted for the split) to Mid-Ocean Consulting Limited, for aggregate consideration of $1,050 at a purchase price of $.001 per share.  In addition, Nautilus Global Partners funded a portion of the Company’s operating expenses, of which $9,866 remained outstanding as of March 31, 2008.  At the time we received such funding, Joseph Rozelle, the President of Nautilus Global Partners was one of our directors.

Nautilus Global Partners is also one of the founders of the following shell companies, each incorporated under the laws of the Cayman Islands:

Emerald Acquisition Corporation

Dragon Acquisition Corporation

Ruby Growth Corporation

Global Growth Corporation

China Growth Corporation

Lunar Growth Corporation

Action Acquisition Corporation

Pan Asian Corporation

Juniper Growth Corporation

Seven Seas Acquisition Corporation

Summit Growth Corporation

Bering Growth Corporation

Compass Acquisition Corporation

Each of the foregoing entities was formed for the purpose of engaging in an acquisition or business combination of an operating business.  Based on his ownership and management position with Benchmark Equity Group, which is a 20% shareholder of Nautilus Global Partners, Mr. DeLape may also be deemed to be a founder of the foregoing shell companies.

DESCRIPTION OF SECURITIES

Overview

We are authorized to issue 78,125,000 ordinary shares, $0.00064 par value per share and 20,000,000 “blank check” preference shares, $0.00064 par value per share (“Preference Shares”).  We have designated 5,000,000 shares of our Preference Shares as Series A Preference Shares.  In December 2007, we amended our Memorandum and Articles of Association to effect a share split to increase our authorized share capital.  As a result of the share split, our authorized share capital was increased from 50,000,000 ordinary shares and 1,000,000 Preference Shares to 78,125,000 ordinary shares and 20,000,000 Preference Shares.  In addition, as a result of the split, our outstanding ordinary shares increased from 1,281,500 ordinary shares immediately prior to the share split to 2,002,691 ordinary shares immediately after the share split.  We did not have any Preference Shares outstanding at the time of the share split.  As of November 28, 2008, we had 7,053,033 ordinary shares issued and outstanding and 975,001 Series A Preference Shares issued and outstanding.

Ordinary Shares

Holders of our ordinary shares are entitled to one (1) vote for each ordinary share held at all meetings of shareholders (and written actions in lieu of meetings). Dividends may be declared and paid on our ordinary shares from funds lawfully available therefore as, if and when determined by our board of directors and subject to any preferential rights of any then outstanding Preference Shares. We currently do not intend to pay cash dividends on our ordinary shares. Upon the voluntary or involuntary liquidation, sale, merger, consolidation, dissolution or winding up of our company, holders of ordinary shares will be entitled to receive all of our assets available for distribution to shareholders, subject to any preferential rights of any then outstanding Preference Shares. Our ordinary shares are not redeemable.

Preference Shares

Our board of directors is authorized to issue from time to time, subject to any limitation prescribed by law, without further shareholder approval, up to 20 million Preference Shares in one or more series. Preference shares will have such designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our Board, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

Series A Preference Shares

We have designated 5 million of our Preference Shares as Series A Preference Shares. The Series A Preference Shares rank senior as to the payment of dividends and in liquidation to the ordinary shares.  The Series A Preference Shares have a stated value of $3.00 per share, which is subject to adjustment (the “Stated Value”).  The Series A Preference Shares have the right to vote only with respect to matters relating to amendments of any of the preferences, rights or limitations of the Series A Preference Share or the issuance by the Company of Preference Shares having rights equal to and/or superior to the Series A Preference Shares.

Each Series A Preference Share may be redeemed by us at our sole option at any time and from time to time commencing six months after the date of issuance (the “Redemption Date”) at a redemption price equal to the sum of (i) the Stated Value, and (ii) all accrued but unpaid dividends thereon.

Unredeemed Series A Preference Shares are eligible to be converted into ordinary shares (the “Conversion Shares”) at the then applicable Conversion Ratio (as defined below) thirty months after the date of issuance. Each Series A Preference Share is convertible into six (6) ordinary shares (the “Conversion Ratio”), with each date of conversion being referred to as the “Conversion Date”.  Upon conversion, all accrued and unpaid (undeclared) dividends on the Series A Preference Shares through the Conversion Date shall be paid in additional ordinary shares as if such dividends had been paid in additional shares of Series A Preference Shares rounded up to the nearest whole number, and then automatically converted into additional ordinary shares at the then applicable Conversion Ratio.  The Conversion Ratio is subject to adjustment in the event of share splits, share dividends, combinations, reclassifications and the like and to weighted average anti-dilution protection for sales of ordinary shares at a purchase price below $0.50 per share.

Each Series A Preference Share accrues dividends at the rate of six (6%) percent per annum of the Stated Value ($0.18 per share per annum) and is payable on the Redemption Date.  Dividends payable will be prorated from the date each Series A Preference Share was issued based on the number of days each such Series A Preference Share was outstanding.  Dividends on the Series A Preference Shares are cumulative.  No dividends or other distributions may be paid or otherwise made with respect to the ordinary shares and no ordinary shares may be repurchased by the Company during any fiscal year of the Company until dividends on the Series A Preference Shares have been declared, paid or set apart during that fiscal year.  In addition, the Company reserves the right to declare and pay optional dividends to the holders of Series A Preference Shares in such amounts, form (securities and/or cash) and at such time as determined by the Company’ s Board of Directors.

The Series A Preference Shares have a liquidation preference over the ordinary shares equal to the then stated value, plus all accrued but unpaid dividends.

Anti-Dilution Protection

Holders of our Series A Preference Shares have certain anti-dilution protections, pursuant to which, the price at which they may convert their Series A Preference Shares shall be adjusted in the event we: (i) effect a forward or reverse split of our ordinary shares; (ii) declare a dividend on our ordinary shares payable in additional ordinary shares or securities other than ordinary shares; (iii) reclassify or recapitalize our ordinary shares; (iv) merger or consolidate with another corporation; and (v) sell additional ordinary shares, subject to limitations, at a price below the then current conversion price of the Series A Preference Shares.   In the event we take an action that triggers the anti-dilution protection, in addition to adjusting the conversion price then in effect, we shall also make a corresponding proportionate adjustment to the number of ordinary shares issuable upon conversion of each Series A Preference Share.

Registration Rights

In connection with our private offering of units of Series A Preference Shares and ordinary shares, we granted to the purchasers thereof “piggy-back” registration rights.   As long as no less than 30% of the ordinary shares included in the units remain issued and outstanding, and provided that such ordinary shares have not previously been registered for re-sale or are eligible for sale pursuant to Rule 144, the holders of such ordinary shares have the right to have such ordinary shares included in a registration statement that we file under the Securities Act.

Listing

Our ordinary shares are not listed on any securities exchange and are not quoted on any over-the-counter market.

Limitation of Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Securities Eligible for Future Sale

We have 7,053,033 ordinary shares outstanding. Of these shares, the 1,437,407 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 5,565,626 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.   Rule 144 is unavailable for the resale of restricted securities initially issued by a “blank-check” or “shell” company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities will not be eligible for resale under Rule 144 until one year after we have filed Form 10 information with the SEC reflecting that we are no longer a “blank-check” or “shell” company.  Sales under Rule 144 are also limited based on the availability of current public information about us, and, in the case of sales by affiliates, by manner of sale provisions, volume limitations and notice requirements.

PLAN OF DISTRIBUTION

No market currently exists for our ordinary shares.  The selling shareholders and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares covered by this prospectus in private transactions at a price of $3.00 per share.  If our shares are quoted on the Over-the-Counter Bulletin Board, or become listed on any other exchange, the selling shareholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The selling shareholders may use any one or more of the following methods when selling ordinary shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•

broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers/dealers to participate in sales. Broker-dealers may receive commissions from the selling shareholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares may be deemed "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.  Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any persons to distribute the ordinary shares.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of ordinary shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

The validity of our ordinary shares being offered by this prospectus are being passed upon for us by Stuarts Walker Hersant Attorneys-at-Law, P.O. Box 2510, 4th Floor, 1 Cayman Financial Centre, 36A Dr. Roy's Drive, Grand Cayman KY1-1104, Cayman Islands.

EXPERTS

The financial statements of the Company included in the prospectus have been audited by PMB Helin Donovan LLP and the financial statements of Aegean Earth S.A. included in the prospectus have been audited by Baker Tilly Hellas AE, each an independent registered public accounting firm, to the extent and for the periods set forth in their respective reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the Securities and Exchange Commission’s (“SEC”) Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov.

We filed with the SEC a registration statement on Form S-1under the Securities Act for the ordinary to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the ordinary shares and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, NE, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available free of charge at the SEC’s website at  http://www.sec.gov.

Index to Financial Statements

Aegean Earth and Marine Corporation (formerly Tiger Growth Corporation)
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2007 and 2006	F-3

Statements of Operations for the year ended December 31, 2007, the period March 10, 2006
(date of inception) through December 31, 2006 and the cumulative period March 10, 2006
(date of inception) through December 31, 2007

F-4

Statement of  Shareholders’ Equity (Deficit) for the year ended December 31, 2007, the period
March 10, 2006 (date of inception) through December 31, 2006 and the cumulative period
March 10, 2006 (date of inception) through December 31, 2007

F-5

Statements of Cash Flows for the year ended December 31, 2007 and the period March 10, 2006
(date of inception) through December 31, 2006  and the cumulative period March 10, 2006
(date of inception) through December 31, 2007

F-6

Notes to Financial Statements	F-7

Unaudited Consolidated Condensed Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2008 and December 31, 2007	F-12

Statements of Operations for the nine months ended September 30, 2008 and March 31,2007, and cumulative period March 10, 2006 (date of inception) through September 30, 2008	F-13

Statements of Operations for the three months ended September 30, 2008 and 2007	F-14
Statements of Cash Flows for the for the nine months ended September 30, 2008 and March 31,2007, and cumulative period March 10, 2006 (date of inception) through September 30, 2008	F-15

Notes to Financial Statements	F-16

Pro Formas
Unaudited Pro Forma Combined Financial Statements	F-31
Statements of Operations for the period from January 1, 2007 through December 31, 2007	F-32

Statements of Operations for the period from January 1, 2008 through September 30, 2008	F-33

Notes to Pro Forma Financial Statements	F-34

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Aegean Earth and Marine Corporation (formerly Tiger Growth Corporation):

We have audited the accompanying balance sheets of Aegean Earth and Marine Corporation (the “Company” – formerly Tiger Growth Corporation) (a development stage company) as of December 31, 2007 and 2006, and the related statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2007, the period from inception (March 10, 2006) through December 31, 2006, and the cumulative period from inception (March 10, 2006) through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aegean Earth and Marine Corporation as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007, the period from inception (March 10, 2006) through December 31, 2006, and the cumulative period from inception (March 10, 2006) through December 31, 2007, in conformity with generally accepted accounting principles in the United States of America.

As discussed in note 11 to the financial statements, the Company acquired Aegean Earth, S.A. (a Greek Company) in 2008 and raised approximately $5.7 million in a private placement transaction in 2008.

The accumulated deficit during the development stage for the period from date of inception through December 31, 2007 is $123,280.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP

April 16, 2008, except as to Note 11 as to which the date is April 21, 2008

Houston, Texas

Aegean Earth and Marine Corporation (formerly Tiger Growth Corporation (A Development Stage Company)
Balance Sheets

	December 31,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$152,789	$35,972
Short-term notes receivable – affiliate	85,025	--
Interest receivable	111	--

Total assets	$237,925	$35,972

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Payable to affiliate	$6,497	$6,754
Accounts payable	4,448	7,730
Interest payable	2,910	--
Short-term note payable – affiliate	300,000	--

Total current liabilities	313,855	14,484

Commitments and Contingencies (Note 10)	--	--

SHAREHOLDERS’ EQUITY (DEFICIT)

Preference shares, $0.00064 par value, 20,000,000 shares authorized, none issued and outstanding
Ordinary shares, $0.00064 par value; 78,125,000 shares authorized; 2,002,691 issued and outstanding as of	--	--
December 31, 2007 and 2006	1,282	1,282
Additional paid in capital	46,068	46,068
Deficit accumulated during development stage	(123,280)	(25,862)
Total shareholders’ equity (deficit)	(75,930)	21,488
Total liabilities and shareholders’ equity (deficit)	$237,925	$35,972

The accompanying notes are an integral part of these financial statements.

Aegean Earth and Marine Corporation

(formerly Tiger Growth Corporation)

 (A Development Stage Company)

Statements of Operations

	Year Ended December 31, 2007	Period of inception (March 10, 2006) through December 31, 2006	Cumulative During Development Stage (March 10, 2006 to December 31, 2007)

Revenues	$--	$--	$--

Expenses
Formation, general and administrative expenses	94,135	26,374	120,509
Total operating expenses	94,135	26,374	120,509

Operating loss	(94,135)	(26,374)	(120,509)

Other income (expense)
Interest, dividend and other income (expense)	(3,283)	512	(2,771)
Total other income (expense)	(3,283)	512	(2,771)

Net loss	$(97,418)	$(25,862)	$(123,280)

Basic and diluted loss per share	$(0.05)	$(0.01)	$(0.06)
Weighted average ordinary shares outstanding – basic and diluted	2,002,691	1,917,766	1,967,037

The accompanying notes are an integral part of these financial statements.

Aegean Earth and Marine Corporation

(formerly Tiger Growth Corporation)

 (A Development Stage Company)

Statement of Shareholders’ Equity (Deficit)

For the period from March 10, 2006 (Date of Inception) to December 31, 2007

	Preference Shares		Common Stock		Additional Paid-In	Deficit	Totals
	Shares	Amount	Shares	Amount	Capital	Accumulated
Founder shares issued on April 10, 2006	--	$--	1,640,625	$1,050	$--	$--	$1,050
Shares issued during 2006 at $0.1279 per share	--	--	362,066	232	46,068	--	46,300
Net Loss	--	--	--	--	--	(25,862)	(25,862)
Balance as of December 31, 2006	--	$--	2,002,691	$1,282	$46,068	$(25,862)	$21,488
Net Loss	--	--	--	--	--	(97,418)	(97,418)
Balance as of December 31, 2007	--	$--	2,002,691	$1,282	$46,068	$(123,280)	$(75,930)

The accompanying notes are an integral part of these financial statements.

Aegean Earth and Marine Corporation

(formerly Tiger Growth Corporation

(A Development Stage Company)

Statements of Cash Flows

	Year Ended December 31, 2007	From Inception (March 10, 2006) through December 31, 2006	Cumulative During Development Stage (March 10, 2006 to December 31, 2007)
Cash flows from operating activities
Net loss	$(97,418)	$(25,862)	$(123,280)
Adjustments to reconcile net loss to cash used in operating activities:
Shares issued to Founder for payment of formation costs	--	1,050	1,050
Changes in operating assets and liabilities
Interest payable	2,910		2,910
Interest receivable	(111)		(111)
Payable to affiliate	(257)	6,754	6,497
Accounts payable	(3,282)	7,730	4,448
Net cash used in operating activities	(98,158)	(10,328)	(108,486)

Cash flows from investing activities
Notes receivable-affiliate	(85,025)	--	(85,025)
Net cash used in investing activities	(85,025)	--	(85,025)

Cash flows from financing activities
Proceeds from issuance of ordinary shares	--	46,300	46,300
Proceeds from note payable-affiliate	300,000	--	300,000
Net cash provided by financing activities	300,000	46,300	346,300

Net increase in cash and cash equivalents	116,817	35,972	152,789
Cash and cash equivalents at beginning of the period	35,972	--	--
Cash and cash equivalents at end of the period	$152,789	$35,972	$152,789

Supplemental disclosures of cash flow information:
Interest paid	$--	$--	$--
Income taxes paid	$--	$--	$--

The accompanying notes are an integral part of these financial statements.

Aegean Earth and Marine Corporation

(formerly Tiger Growth Corporation)

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2007

NOTE 1 - Organization, Business and Operations

On March 10, 2006, Aegean Earth and Marine Corporation and Subsidiaries, formerly Tiger Growth Corporation (the "Company"), was formed in the Cayman Islands with the objective to acquire, or merge with, a foreign operating business.

At December 31, 2007, the Company had not yet commenced operations. Expenses incurred from inception through December 31, 2007 relate to the Company’s formation and general and administrative activities to prepare for a potential acquisition. The Company selected December 31 as its fiscal year-end.

The Company, based on its proposed business activities, was a "blank check" company as of December 31, 2007. The Securities and Exchange Commission defines such a company as “a development stage company” as it either has no specific business plan or purpose, or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and has issued ‘penny stock,’ as defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in its securities, either debt or equity, until the Company concludes a business combination with an operating entity.

On February 29, 2008, the Company acquired Aegean Earth, S.A. for 500,000 ordinary shares of the Company.  (See Note 11 - Subsequent Events).

NOTE 2 - Summary of Significant Accounting Policies

Basis of Presentation

These financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles in the United State of America, whereby revenues are recognized in the period earned and expenses when incurred. The Company also follows Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting for Development State Enterprises” in preparing its financial statements.

Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid investments (i.e., investments which, when purchased, have original maturities of three months or less) to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Loss Per Ordinary Share

Basic loss per ordinary share is based on the weighted effect of ordinary shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period.  Diluted loss per ordinary share is calculated by dividing net loss by the weighted average number of ordinary shares used in the basic loss per share calculation plus the number of ordinary shares that would be issued assuming exercise or conversion of all potentially dilutive ordinary shares outstanding.  The Company does not present diluted earnings per share for years in which it incurred net losses as the effect is antidilutive.

At December 31, 2007, there were 2,500,000 potentially dilutive ordinary shares outstanding based on the potential conversion of the note payable (See Note 6).

On January 8, 2008, the Company divided and increased the authorized ordinary share capital of the Company from 50,000,000 Ordinary Shares of $0.001 par value each to 78,125,000 Ordinary Shares of 0.00064 par value each by the division (split) of 50,000,000 Ordinary Shares of US$0.001 par value each into 78,125,000 Ordinary Shares of US$0.00064 par value each.  This resulted in every shareholder as of January 8, 2008 receiving 100 Ordinary shares for every 64 Ordinary shares previously held.  This was treated as a stock split for U.S. GAAP purposes, and all share and per share data is presented as if the division took place as of the date of inception, March 10, 2006.  On January 8, 2008, the Company also divided and increased the authorized preference share capital of the Company from 1,000,000 Preference Shares of $0.001 par value each to 20,000,000 Preference Shares of $0.00064 par value by the division of 1,000,000 Preference Shares of US$0.001 par value each into 1,562,500 Preference Shares of US$0.00064 par value each, and the authorization of an additional 18,437,500 Preference Shares with a par value of US$0.00064 each.

Income Taxes

Aegean Earth and Marine Corporation was registered as an Exempted Company in the Cayman Islands, and therefore, is not subject to Cayman Island income taxes for 20 years from the Date of Inception.  While the Company has no intention of conducting any business activities in the United States, the Company would be subject to United States income taxes based on such activities that would occur in the United States.

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  In assessing the realization of deferred tax assets, management considers whether it is likely that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, a note receivable from an affiliate, payables to an affiliate, and a note payable to an affiliate.  The fair value of cash and cash equivalents approximates the recorded amounts because of the liquidity and short-term nature of these items.  The fair value of the note receivable, and payable to an affiliate, and note payable approximate the recorded amounts.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations - Revised 2007. SFAS 141 R provides guidance on improving the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies to business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management is evaluating what effect the adoption of this pronouncement will have on its future financial statements, if any.

In December 2007, the FASB also issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which establishes accounting and reporting standards to improve the relevance, comparability, and transparency of financial information in its consolidated financial statements that include an outstanding noncontrolling interest in one or more subsidiaries. SFAS 160 is effective for fiscal years, and the interim periods within those fiscal years, beginning on or after December 15, 2008. Management of the Company does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

NOTE 3 – Liquidity and Capital Resources

The Company has no revenues for the period from inception through December 31, 2007.  On February 29, 2008, simultaneously with the acquisition of Aegean Earth S.A. for 500,000 Ordinary Shares, the Company raised $5.7 million in a private placement for a potential acquisition and for the operations of the Company.  (See Note 11 - Subsequent Events).  The Company believes that this will be sufficient for the next 12 months to achieve its business objectives.  There can be no assurances that the Company will ever consummate another business combination; achieve or sustain profitability or positive cash flows from its operations, reduce expenses or sell additional ordinary shares.

NOTE 4 - Note Receivable - Affiliate

In December 2007, the Company entered into two notes receivable with Aegean Earth, S.A., a Greek Company, for $85,025.  These notes bear interest at the rate of 6% per year and are payable on demand.  These notes were written primarily to provide working capital to Aegean Earth S.A. prior to a contemplated acquisition of Aegean Earth S.A. and funding from additional investors.  In February 29, 2008, the Company acquired all of the outstanding shares of Aegean Earth S.A.  (See Note 11 - Subsequent Events).  .

NOTE 5 - Payable to Affiliate and Accounts Payable

The Company has a payable to affiliate of $6,497 to a Founder of the Company.  The payable is non-interest bearing and payable on demand.  The Company also has accounts payable related to the formation of the Company and general and administrative expenses for $4,448.

NOTE 6 - Note Payable - Affiliate

In November 2007, the Company entered into a Note Payable with Access America Fund, LP for $300,000 at an annual interest rate of 6%, payable on demand.  To date, no demand has been made for the payment of these notes.  These notes are convertible at the option of the holder at any time for 2,500,000 ordinary shares of the Company.  Access America Fund, LP holds the majority of the shares in the Company.

NOTE 7 - Other Related Party Transactions

In November 2007, the Company reimbursed Access America Investments, LLC (“AAI”) for $84,980 in due diligence related expenses that were incurred by AAI on behalf of the Company relating to the potential acquisition of Aegean Earth, S.A. (See Note 11 - Subsequent Events).

NOTE 8 - Ordinary Shares

On April 10, 2006, the Company was capitalized with 1,640,625 shares of its restricted ordinary shares issued at par value of $0.00064 per share, for consideration of $1,050 to its founding shareholders.  These shares, along with a payable issued to the founder of $5,548, were the basis of the funding of the Company’s $6,598 in formation costs.  On May 31, 2006, the Company sold 277,610 shares of its restricted ordinary shares for $35,500. The restricted ordinary shares were sold to 355 offshore private investors pursuant to a Private Placement Offering in lots of 782 shares each at $0.1279 per share.  On July 18, 2006, the Company sold an additional 84,456 shares of its restricted ordinary shares for $10,800. The restricted ordinary shares were sold to 108 offshore private investors pursuant to a Private Placement Offering in lots of 782 shares each at $0.1279 per share.  No underwriting discounts or commissions were paid with respect to such sales.

NOTE 9 - Preference Shares

On December 31, 2007, the Company was authorized to issue 1,562,500 shares of preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.  At December 31, 2007, there were no preference shares issued or outstanding.  In January 2008, the Company increased the number of authorized preference shares to 20 million, and designated 5,000,000 as Series A Preference Shares (See Note 11 - Subsequent Events).

NOTE 10 - Commitments and Contingencies

The Company may become subject to various claims and litigation.  The Company vigorously defends its legal position when these matters arise.  The Company is not a party to, nor the subject of, any material pending legal proceeding nor to the knowledge of the Company, are any such legal proceedings threatened against the Company.

NOTE 11 - Subsequent Events

On January 8, 2008, the Company amended its Articles of Association to increase its authorized share capital from 50,000,000 Ordinary Shares and 1,000,000 Preference Shares to 78,125,000 Ordinary Shares and 20,000,000 Preference Shares.  In addition, our issued and outstanding Ordinary Shares increased from 1,281,500 Ordinary Shares immediately prior to the stock split to 2,002,691 Ordinary Shares immediately after the stock split.  All share and per share data give effect to this split applied retroactively as if it occurred at the date of inception.  The Company also changed its corporate name in January 2008 to Aegean Earth and Marine Corporation in anticipation of a proposed transaction.

On January 15, 2008, the Company designated 5 million of our Preference Shares as Series A Preference Shares. The Series A Preference Shares shall rank senior as to the payment of dividends and in liquidation as to the Ordinary Shares.  The Series A Preference Shares have a stated value of $3.00 per share, which is subject to adjustment (the “Stated Value”).  The Series A Preference Shares have the right to vote only with respect to matters relating to amendments of any of the preferences, rights or limitations of the Series A Preference Share or the issuance by the Company of Preference Shares having rights equal to and/or superior to the Series A Preference Shares.

On February 29, 2008, the Company acquired  all of the outstanding capital stock of Aegean Earth, S.A., a company organized under the laws of Greece  (“Aegean Earth”), from Joseph Clancy and Konstantinos Polites, the sole shareholders of Aegean Earth (the “Aegean Earth Shareholders”)  pursuant to an Acquisition Agreement dated as of February 29, 2008 for 500,000 of the Company’s ordinary shares.  Effective at the closing of the Acquisition (the “Acquisition Closing”) (i) Aegean Earth became a wholly-owned subsidiary of the Company.  The focus of Aegean Earth S.A. is to participate in the construction and development business for, among other projects, the direct contracting or joint venturing in the construction and development of real estate projects, roads, utility structures, commercial buildings, and other related facilities.  Based on a prior transaction involving the sale of the Company’s ordinary shares, the Company values the purchase at $50,000 plus the elimination of the note receivable plus accrued interest, resulting in a total purchase price of $135,986.  At the time of the acquisition, Aegean Earth S.A. had created numerous been in the various stages of negotiations with three operating companies, including having had a memorandum of understanding for the acquisition of the majority stake in one company and was in the various stages of negotiations on a number of construction and development projects including the development of a marina, and other projects, which the Company believed justified the purchase price of the Company.  Management believes that the acquisition of Aegean Earth S.A. provided the Company with an accelerated entry into the market through the previous efforts of Aegean Earth S.A.  As none of the acquisitions or contracts were under firm commitment, and Aegean Earth S.A.  had not previously provided goods or services to the other parties that were in negotiations, the intangible value of the company was assigned to goodwill instead of customer lists or other types of intangible assets.

The Merger has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, “Business Combinations.” After considering all the relevant factors in determining the acquiring enterprise, including, but not limited to, relative voting rights, composition of the board of directors and senior management, and the relative size of the companies, the merger was deemed a acquisition and the Company was treated as the “acquiring” company for accounting and financial reporting purposes.

A summary of the components of the estimated purchase price for the acquisition, is as follows:

Fair value of the Company’s share capital	$50,000
Elimination of Note Receivable from Aegean Earth, S.A. plus accrued interest	85,986
Total	$135,986

The fair value of Company’s common stock was estimated by management of the Company.

The purchase price was allocated based on a determination of the value of the tangible and intangible assets acquired and liabilities assumed. The goodwill recorded as a result of the acquisition will not be amortized, but will be included in the Company’s annual review of goodwill for impairment. The following represents the allocation of the purchase price to the acquired assets and liabilities of Aegean Earth, SA. This allocation was based on the fair value of the assets and liabilities of Aegean Earth S.A. as of February 29, 2008. The excess of the purchase price over the fair value of net identifiable assets acquired is reflected as goodwill:

Net tangible assets, excluding cash	$4,891
Cash acquired	51,452
Liabilities assumed	(64,470)
Identifiable intangible assets	--
Goodwill	144,113
Total	$135,986

Simultaneously with the Acquisition Closing, the Company in a private offering made solely to accredited investors sold 1,908,675 ordinary shares and 1,908,675 Series A Preference Shares for aggregate gross proceeds of approximately $5,726,025.  On April 8, 2008 the Company sold an additional 91,667 Ordinary Shares and 91,667 Series A Preference Shares for aggregate gross proceeds of approximately $275,001.  On April 20, the note payable to Access America Fund LP for $300,000 was converted into 2,500,000 of the Company’s ordinary shares.  On July 11, 2008, the Company sold an additional 50,000 Ordinary Shares and 50,000 Series A Preference Shares for aggregate gross proceeds of approximately $150,000.

Aegean Earth and Marine Corporation (formerly Tiger Growth Corporation) (A Development Stage Company)
Consolidated Condensed Balance Sheets

	September 30, 2008 (unaudited)	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,522,282	$152,789
Short-term notes receivable – affiliate	--	85,025
Interest receivable	--	111
Other assets	45,310	--

Total current assets	2,567,592	237,925

Goodwill	144,113	--

Total assets	$2,711,705	$237,925

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Payable to affiliate	$9,866	$6,497
Accounts payable	87,187	4,448
Interest payable - affiliate	--	2,910
Short-term note payable – affiliate	--	300,000

Total current liabilities	97,053	313,855

Commitments and Contingencies (Note 10)	--	--

SHAREHOLDERS’ EQUITY (DEFICIT)
Preference shares, $0.00064 par value, 20,000,000 shares authorized, 1,058,335 and -0- issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	677	--
Ordinary shares, $0.00064 par value; 78,125,000 shares authorized; 7,053,333 and 2,002,691 issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	4,514	1,282
Additional paid in capital	3,693,619	46,068
Cumulative translation adjustment	49,574	--
Deficit accumulated during development stage	(1,133,732)	(123,280)
Total shareholders’ equity (deficit)	2,614,652	(75,930)
Total liabilities and shareholders’ equity (deficit)	$2,711,705	$237,925

See accompanying notes to condensed consolidated financial statements.

Aegean Earth & Marine Corporation

(formerly Tiger Growth Corporation)

(A Development Stage Company)

Consolidated Condensed Statements of Operations

(Unaudited)

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Cumulative During Development Stage (March 10, 2006 to September 30, 2008)

Revenues	$--	$--	$--

Expenses
Formation, general and administrative expenses	591,102	5,551	711,611
Total operating expenses	591,102	5,551	711,611

Operating loss	(591,102)	(5,551)	(711,611)

Other income (expense)
Foreign exchange loss	(346,372)	--	(346,372)
Interest, dividend and other income	46,063	106	46,169
Total other income (expense)	(300,309)	106	(303,080)

Net loss	(891,411)	(5,445)	(1,014,691)

Preferred shares dividends	(328,831)	--	(328,831)
Net loss attributable to ordinary shares	$(1,220,062)	$(5,445)	$(1,343,522)

Basic and diluted loss per share	$(0.22)	$(0.00)	$(0.45)
Weighted average ordinary shares outstanding – basic and diluted	5,435,349	2,002,691	3,013,973

See accompanying notes to consolidated condensed financial statements.

Aegean Earth & Marine Corporation

(formerly Tiger Growth Corporation)

(A Development Stage Company)

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007

Revenues	$--	$--

Expenses
Formation, general and administrative expenses	102,642	1,319
Total operating expenses	102,642	1,319

Operating loss	(102,642)	(1,319)

Other income (expense)
Foreign Exchange Loss	(383,215)	--
Interest, dividend and other income (expense)	(9,678)	16
Total other income (expense)	(392,893)	16

Net loss	(495,535)	(1,303)

Preferred shares dividend accrued	(210,552)	--
Net loss attributable to ordinary shares	$(706,087)	$(1,303)

Basic and diluted loss per share	$(0.10)	$(0.00)
Weighted average ordinary shares outstanding – basic and diluted	7,047,055	2,002,691

See accompanying notes to consolidated condensed financial statements

Aegean Earth and Marine Corporation

(formerly Tiger Growth Corporation

 (A Development Stage Company)

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Cumulative During Development Stage (March 10, 2006 to September 30, 2008)
Cash flows from operating activities
Net loss	$(891,411)	$(5,445)	$(1,014,691)
Adjustments to reconcile net loss to cash used in operating activities:
Shares issued to Founder for payment of formation costs	--	--	1,050
Changes in operating assets and liabilities
Non-cash interest expense	4,500	--	7,410
Interest receivable and other assets	(40,373)	--	(40,484)
Payable to affiliate	(59,645)	(1,526)	(53,148)
Accounts payable	81,283	(5,561)	85,731
Net cash used in operating activities	(163,086)	(12,532)	(1,014,132)

Cash flows from investing activities
Net cash acquired of Aegean Earth S.A.	51,452		51,452
Notes receivable-affiliate	--	--	(85,025)
Net cash used in investing activities	51,452	--	(33,573)

Cash flows from financing activities
Proceeds from issuance of equity	6,151,026	--	6,197,326
Redemption of preference shares	(2,976,016)	--	(2,976,016)
Proceeds from note payable-affiliate	--	--	300,000
Net cash provided by financing activities	3,175,010	--	3,521,310

Net increase in cash and cash equivalents	2,320,816	(12,532)	2,473,605

Effect of exchange rates on cash and cash equivalents	48,717	--	48,717

Cash and cash equivalents at beginning of the period	152,789	35,972	--
Cash and cash equivalents at end of the period	$2,522,322	$23,440	$2,522,322

Supplemental disclosures of cash flow information:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-
Stock issued in acquisition of Aegean Earth, S.A.	$50,000	$-	$50,000
Stock issued in exchange for accrued interest and note payable – affiliate	$307,410	$-	$307,410

See accompanying notes to consolidated condensed financial statements.

Aegean Earth & Marine Corporation

(A Development Stage Company)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

September 30, 2008

(Unaudited)

NOTE 1 - Organization, Business and Operations

On March 10, 2006, Aegean Earth and Marine Corporation, formerly Tiger Growth Corporation (“we”, “us”, “our” or the "Company"), was formed in the Cayman Islands with the objective to acquire, or merge with, a foreign operating business. On February 29, 2008, the Company acquired Aegean Earth S.A., a Greek company formed with the intention of operating in the construction and development sectors in Greece and the surrounding areas.

Through our wholly owned subsidiary, Aegean Earth S.A., we intend to engage in the business of construction and development of real estate projects, roads, utility structures, commercial buildings, and other related facilities in Greece, the Mediterranean and Balkan countries and other parts of Southern and Eastern Europe, either alone or by forming joint ventures with other companies.  We also intend to actively pursue the acquisition of complimentary construction companies to increase construction project opportunities and revenue.  We are actively pursuing construction opportunities both in the private and public sectors throughout the Mediterranean, Middle East, and Northern Africa regions.  We are also currently pursuing acquisitions of other complimentary companies, provided, however, that no assurance can be given that any such acquisition will be completed.

On January 8, 2008, the Company amended its Memorandum and Articles of Association to increase its authorized share capital from 50,000,000 Ordinary Shares and 1,000,000 Preference Shares to 78,125,000 Ordinary Shares and 20,000,000 Preference Shares.  In addition, our issued and outstanding Ordinary Shares increased from 1,281,500 Ordinary Shares immediately prior to the stock split to 2,002,691 Ordinary Shares immediately after the stock split.  All share and per share data give effect to this split applied retroactively as if it occurred at the date of inception.  The Company also changed its corporate name in January 2008 to Aegean Earth and Marine Corporation in anticipation of a proposed transaction.

On January 15, 2008, the Company designated 5 million of our Preference Shares as Series A Preference Shares. The Series A Preference Shares shall rank senior as to the payment of dividends and in liquidation as to the Ordinary Shares.  The Series A Preference Shares have a stated value of $3.00 per share, which is subject to adjustment (the “Stated Value”).  The Series A Preference Shares have the right to vote only with respect to matters relating to amendments of any of the preferences, rights or limitations of the Series A Preference Share or the issuance by the Company of Preference Shares having rights equal to and/or superior to the Series A Preference Shares.

On February 29, 2008, the Company acquired all of the outstanding capital stock of Aegean Earth, S.A., a company organized under the laws of Greece (“Aegean Earth”), from Joseph Clancy and Konstantinos Polites, the sole stockholders of Aegean Earth (the “Aegean Earth Shareholders”) pursuant to an Acquisition Agreement dated as of February 29, 2008 for 500,000 of the Company’s ordinary shares.  Effective at the closing of the Acquisition (the “Acquisition Closing”) Aegean Earth became a wholly-owned subsidiary of the Company.   The focus of Aegean Earth S.A. is to participate in the construction and development business for, among other projects, the direct contracting or joint venturing in the construction and development of real estate projects, roads, utility structures, commercial buildings, and other related facilities.  Based on a prior transaction involving the sale of the Company’s ordinary shares, the Company values the purchase at $50,000.

Simultaneously with the Acquisition Closing, the Company in a private offering made solely to accredited investors sold 1,908,675 ordinary shares and 1,908,675 Series A Preference Shares for aggregate gross proceeds of approximately $5,726,025.  On April 8, 2008 the Company sold an additional 91,667 Ordinary Shares and 91,667 Series A Preference Shares for aggregate gross proceeds of approximately $275,001.  On April 21, 2008 the Company converted $300,000 in notes payable plus accrued interest into 2,500,000 of the Company’s ordinary shares.  On July 11, 2008, the Company sold an additional 50,000 Ordinary Shares and 50,000 Series A Preference Shares for aggregate gross proceeds of approximately $150,000.

The Company, at its sole discretion, has undertaken a program to redeem approximately $3.2 million of its redeemable Series A Preference Shares for cash, as the entirety of the proceeds are no longer needed to effectuate a previously contemplated acquisition that will not take place.  As of September 30, 2008, the Company had redeemed 992,007 shares of the Series A Preference Shares for approximately $2.976 million.

NOTE 2 - Summary of Significant Accounting Policies

Consolidated Condensed Financial Statements

The accompanying consolidated condensed financial statements present unaudited interim financial information and therefore do not contain certain information included in the annual consolidated financial statements of the Company and its wholly-owned subsidiary, Aegean Earth S.A.  In the opinion of management, all adjustments (consisting only of normally recurring items) it considers necessary for a fair presentation have been included in the accompanying consolidated condensed financial statements. These consolidated condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Aegean Earth & Marine Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2008.

Basis of Presentation

These financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles in the United State of America, whereby revenues are recognized in the period earned and expenses when incurred. The Company also follows Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting for Development Stage Enterprises” in preparing its financial statements.

Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid investments (i.e., investments which, when purchased, have original maturities of three months or less) to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Loss Per Ordinary Share

Basic loss per ordinary share is based on the weighted effect of ordinary shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period.  Diluted loss per ordinary share is calculated by dividing net loss by the weighted average number of ordinary shares used in the basic loss per share calculation plus the number of ordinary shares that would be issued assuming exercise or conversion of all potentially dilutive ordinary shares outstanding.  The Company does not present diluted earnings per share for years in which it incurred net losses as the effect is antidilutive.  At September 30, 2008, there were no potentially dilutive ordinary shares outstanding.

On January 8, 2008, the Company divided and increased the authorized ordinary share capital of the Company from 50,000,000 Ordinary Shares of $0.001 par value each to 78,125,000 Ordinary Shares of $0.00064 par value each by the division (split) of 50,000,000 Ordinary Shares of US$0.001 par value each into 78,125,000 Ordinary Shares of US$0.00064 par value each.  This resulted in every shareholder as of January 8, 2008 receiving 100 Ordinary shares for every 64 Ordinary shares previously held.  This was treated as a stock split for U.S. GAAP purposes, and all share and per share data is presented as if the division took place as of the date of inception, March 10, 2006.  On

January 8, 2008, the Company also divided and increased the authorized preference share capital of the Company from 1,000,000 Preference Shares of $0.001 par value each to 20,000,000 Preference Shares of $0.00064 par value by the division of 1,000,000 Preference Shares of US$0.001 par value each into 1,562,500 Preference Shares of US$0.00064 par value each, and the authorization of an additional 18,437,500 Preference Shares with a par value of US$0.00064 each.

Income Taxes

Aegean Earth and Marine Corporation was registered as an Exempted Company in the Cayman Islands, and therefore, is not subject to Cayman Island income taxes for 20 years from the Date of Inception.  While the Company has no intention of conducting any business activities in the United States, the Company would be subject to United States income taxes based on such activities that would occur in the United States.  The Company’s wholly owned subsidiary, Aegean Earth S.A. may be subject to income and other taxes in Greece.  The statutory corporate income tax rate in Greece is 25%.

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  In assessing the realization of deferred tax assets, management considers whether it is likely that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, a note receivable from an affiliate, payables to an affiliate, and a note payable to an affiliate.  The fair value of cash and cash equivalents approximates the recorded amounts because of the liquidity and short-term nature of these items.  The fair value of the note receivable, and payable to an affiliate, and note payable approximate the recorded amounts.

The Company adopted SFAS No. 157 effective January 1, 2008.  SFAS 157 established a framework for measuring fair value in GAAP and clarified the definition of fair value within that framework. SFAS 157 does not require assets and liabilities that were previously recorded at cost to be recorded at fair value or for assets and liabilities that are already required to be disclosed at fair value, SFAS 157 introduced, or reiterated, a number of key concepts which form the foundation of the fair value measurement approach to be used for financial reporting purposes. The fair value of the Company’s financial instruments reflects the amounts that the Company estimates to receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). SFAS 157 also established a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels:

Level 1—quoted prices in active markets for identical assets and liabilities.

Level 2—observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3—unobservable inputs.

The adoption of FAS 157 did not have an effect on the Company’s financial condition or results of operations, but SFAS 157 introduced new disclosures about how we value certain assets and liabilities. Much of the disclosure is focused on the inputs used to measure fair value, particularly in instances where the measurement uses significant unobservable (Level 3) inputs. As of September 30, 2008, the Company did not have financial assets or liabilities that would require measurement on a recurring basis based on the guidance in SFAS 157. At September 30, 2008 all financial assets consisted of cash and cash equivalents.

Foreign Currency Translations and Transactions

The Company uses the “Current rate method” to translate the financial statements of Aegean Earth, S.A. from EUR into U.S. Dollars, as required under the Statement of Financial Accounting Standard (“SFAS”) No. 52, "Foreign Currency Translation" issued by the Financial Accounting Standard Board (“FASB”). The Company's assets and liabilities are translated into U.S. Dollars using the rate of exchange prevailing at the balance sheet date. Additional paid-in capital is translated at the historical rate. Adjustments resulting from the translation of the Company's balance sheets from EUR into U.S. Dollars are recorded in stockholders' equity as part of accumulated comprehensive income. The statement of operations is translated at average rates during the reporting period. Gains or losses resulting from transactions in currencies other than the functional currencies are reflected in the statement of operations for the reporting periods.  As a result of exchange rate fluctuations, the Company recorded a loss of $346,372 for the nine months ended September 30, 2008, and a loss of $383,215 for the three months ended September 30, 2008.

Redeemable Preference Shares with Beneficial Conversion Features

Under EITF No. 00-27, “Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain Convertible Instruments,” the Company considered the effect of the redemption of the Series A preference shares in September 2008.  During 2008, the Company has attributed a beneficial conversion feature of $119,041 to the Series A preference shares redeemed based upon the difference between the relative fair value assigned at the time of issuance to the Series A preference shares and the ordinary shares.  The amount attributable to the beneficial conversion feature has been recorded as a dividend to the holders of the Series A preference shares redeemed during the quarter ended September 30, 2008. Since the redemption of the Series A preference shares is at the sole discretion of the Company, the Company is not accreting the carrying value of the Series A preference shares to redemption value and will not do so until the Company elects to redeem additional Series A preference shares for cash.

Recently Issued Accounting Pronouncements

Effective January 1, 2008, the Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115.”  SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement of certain financial assets and liabilities under an instrument-by-instrument election.  Subsequent measurements for the financial assets and liabilities an entity elects to fair value will be recognized in the results of operations.  SFAS No. 159 also establishes additional disclosure requirements.  The Company did not elect the fair value option under SFAS No. 159 for any of its financial assets or liabilities upon adoption.  The adoption of SFAS No. 159 did not have a material impact on the Company’s results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations - Revised 2007. SFAS 141 R provides guidance on improving the relevance, representational faithfulness, and comparability of information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141R applies to business combinations where the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management is evaluating what effect the adoption of this pronouncement will have on its future financial statements, if any.

In December 2007, the FASB also issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which establishes accounting and reporting standards to improve the relevance, comparability, and transparency of financial information in its consolidated financial statements that include an outstanding noncontrolling interest in one or more subsidiaries. SFAS 160 is effective for fiscal years, and the interim periods within those fiscal years, beginning on or after December 15, 2008. Management of the Company does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

NOTE 3 – Liquidity and Capital Resources

The Company has no revenues for the period from inception through September 30, 2008.  Throughout the year the Company raised approximately $6.2 million in a private placement for a potential acquisition and for the operations of the Company.  As this acquisition did not take place, the Company began a redemption program for its preference shares, and had redeemed approximately $2.976 million in preference shares as of September 30, 2008.  The Company believes that this will be sufficient for the next 12 months to achieve its business objectives.  There can be no assurances that the Company will ever consummate another business combination; achieve or sustain profitability or positive cash flows from its operations, reduce expenses or sell additional ordinary shares.

NOTE 4 - Note Receivable - Affiliate

In December 2007, the Company entered into two notes receivable with Aegean Earth, S.A., a Greek Company, for $85,025.  These notes bear interest at the rate of 6% per year and are payable on demand.  These notes were written primarily to provide working capital to Aegean Earth S.A. prior to a contemplated acquisition of Aegean Earth S.A. and funding from additional investors.  In February 29, 2008, the Company acquired all of the outstanding shares of Aegean Earth S.A.  The notes receivable are eliminated through consolidation at September 30, 2008.

NOTE 5 - Payable to Affiliate and Accounts Payable

The Company has a payable to affiliate of $9,866 and $6,497 to a Founder of the Company as of September 30, 2008 and December 31, 2007, respectively.  The payable is non-interest bearing and payable on demand.  As of September 30, 2008 and December 31, 2007, the Company also has accounts payable related to the general and administrative expenses for $87,187 and $4,448, respectively.

NOTE 6 - Other Related Party Transactions

During 2008 Aegean Earth S.A. retained the services of Ergo Systems S.A. to provide general consulting and additional services.  Ergo Systems S.A. is owned by one of the founders of Aegean Earth S.A. and one of the shareholders of the Company.  As of September 30, 2008, the Company has incurred approximately $58,000 in consulting fees since the acquisition of Aegean Earth S.A.

NOTE 7 - Ordinary Shares

On April 10, 2006, the Company was capitalized with 1,640,625 shares of its restricted ordinary shares issued at par value of $0.00064 per share, for consideration of $1,050 to its founding shareholders.  These shares, along with a payable issued to the founder of $5,548, were the basis of the funding of the Company’s $6,598 in formation costs.  On May 31, 2006, the Company sold 277,610 shares of its restricted ordinary shares for $35,500. The restricted ordinary shares were sold to 355 offshore private investors pursuant to a Private Placement Offering in lots of 782 shares each at $0.1279 per share.  On July 18, 2006, the Company sold an additional 84,456 shares of its restricted ordinary shares for $10,800. The restricted ordinary shares were sold to 108 offshore private investors pursuant to a Private Placement Offering in lots of 782 shares each at $0.1279 per share.  No underwriting discounts or commissions were paid with respect to such sales.  On February 29, 2008, the Company issued 1,908,675 ordinary shares and 1,908,675 Series A preference shares in conjunction with its raising of approximately $5.7 million in financing.  On April 8, 2008 the Company sold an additional 91,667 ordinary shares and 91,667 Series A preference shares for aggregate gross proceeds of approximately $275,001.  On April 21, 2008 the Company converted $300,000 in notes payable plus accrued interest into 2,500,000 of the Company’s ordinary shares. On July 11, 2008 the Company sold an additional 50,000 ordinary shares and 50,000 preference shares for aggregate gross proceeds of approximately $150,000.

NOTE 8 - Preference Shares

At formation, the Company was authorized to issue 1,562,500 shares of preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.  In January 2008, the Company increased the number of authorized preference shares to 20 million, and designated 5,000,000 as Series A preference shares.  On February 29, 2008, the Company issued 1,908,675 ordinary shares and 1,908,675 Series A preference shares in conjunction with its raising of approximately $5.7 million in financing.  On April 8, 2008 the Company sold an additional 91,667 ordinary shares and 91,667 Series A preference shares for aggregate gross proceeds of approximately $275,001. On July 11, 2008 the Company sold an additional 50,000 ordinary shares and 50,000 Series A Preference Shares for aggregate gross proceeds of approximately $150,000.   The Company, at its sole discretion, has undertaken a program to redeem approximately $3.2 million of its redeemable Series A Preference Shares for cash, as the entirety of the proceeds are no longer needed to effectuate a previously contemplated acquisition that will not take place.  As of September 30, 2008, the Company had redeemed 992,007 shares of the Series A Preference Shares for approximately $2.976 million.  As a result of the redemption, the Company recorded a dividend of $0.12 per share, or $119,041 in the aggregate, based on the valuation of the ordinary shares retained by the investors who were part of the redemption program.

The Series A Preference Shares rank senior as to the payment of dividends and in liquidation to the ordinary shares.  The Series A Preference Shares have a stated value of $3.00 per share, which is subject to adjustment (the “Stated Value”).  The Series A Preference Shares have the right to vote only with respect to matters relating to amendments of any of the preferences, rights or limitations of the Series A Preference Share or the issuance by the Company of Preference Shares having rights equal to and/or superior to the Series A Preference Shares.  Each Series A Preference Share may be redeemed by us at our sole option at any time and from time to time commencing six months after the date of issuance (the “Redemption Date”) at a redemption price equal to the sum of (i) the Stated Value, and (ii) all accrued but unpaid dividends thereon.

Unredeemed Series A Preference Shares are eligible to be converted into ordinary shares (the “Conversion Shares”) at the then applicable Conversion Ratio (as defined below) thirty months after the date of issuance. Each Series A Preference Share is convertible into six (6) ordinary shares (the “Conversion Ratio”), with each date of conversion being referred to as the “Conversion Date”.  Upon conversion, all accrued and unpaid (undeclared) dividends on the Series A Preference Shares through the Conversion Date shall be paid in additional ordinary shares as if such dividends had been paid in additional shares of Series A Preference Shares rounded up to the nearest whole number, and then automatically converted into additional ordinary shares at the then applicable Conversion Ratio.  The Conversion Ratio is subject to adjustment in the event of share splits, share dividends, combinations, reclassifications and the like and to weighted average anti-dilution protection for sales of ordinary shares at a purchase price below $0.50 per share.

Each Series A Preference Share accrues dividends at the rate of six (6%) percent per annum of the Stated Value ($0.18 per share per annum) and is payable on the Redemption Date.  Dividends payable will be prorated from the date each Series A Preference Share was issued based on the number of days each such Series A Preference Share was outstanding.  Dividends on the Series A Preference Shares are cumulative.  No dividends or other distributions may be paid or otherwise made with respect to the ordinary shares and no ordinary shares may be repurchased by the Company during any fiscal year of the Company until dividends on the Series A Preference Shares have been declared, paid or set apart during that fiscal year.  In addition, the Company reserves the right to declare and pay optional dividends to the holders of Series A Preference Shares in such amounts, form (securities and/or cash) and at such time as determined by the Company’ s Board of Directors.

The Series A Preference Shares have a liquidation preference over the ordinary shares equal to the then stated value, plus all accrued but unpaid dividends.

NOTE 9 – Business Combination

On February 29, 2008, the Company acquired  all of the outstanding capital stock of Aegean Earth, S.A., a company organized under the laws of Greece  pursuant to an Acquisition Agreement dated as of February 29, 2008 for 500,000 of the Company’s ordinary shares.  Effective at the closing of the Acquisition, Aegean Earth S.A. became a wholly-owned subsidiary of the Company.   Based on a prior transaction involving the sale of the

Company’s ordinary shares, the Company values the purchase at $50,000 plus the elimination of the note receivable plus accrued interest, resulting in a total purchase price of $135,986.

The Merger has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standard (SFAS) No. 141, “Business Combinations.” After considering all the relevant factors in determining the acquiring enterprise, including, but not limited to, relative voting rights, composition of the board of directors and senior management, and the relative size of the companies, the merger was deemed an acquisition and the Company was treated as the “acquiring” company for accounting and financial reporting purposes.

A summary of the components of the estimated purchase price for the acquisition, is as follows:

Fair value of the Company’s share capital	$50,000
Elimination of Note Receivable from Aegean Earth, S.A. plus accrued interest	85,986
Total	$135,986

The fair value of Company’s common stock was estimated by management of the Company.

The purchase price was allocated based on a determination of the value of the tangible and intangible assets acquired and liabilities assumed. The goodwill recorded as a result of the acquisition will not be amortized, but will be included in the Company’s annual review of goodwill for impairment. The following represents the allocation of the purchase price to the acquired assets and liabilities of Aegean Earth, SA. This allocation was based on the fair value of the assets and liabilities of Aegean Earth S.A. as of February 29, 2008. The excess of the purchase price over the fair value of net identifiable assets acquired is reflected as goodwill:

Net tangible assets, excluding cash	$4,891
Cash acquired	51,452
Liabilities assumed	(64,470)
Identifiable intangible assets	--
Goodwill	144,113
Total	$135,986

NOTE 10 - Commitments and Contingencies

The Company may become subject to various claims and litigation.  The Company vigorously defends its legal position when these matters arise.  The Company is not a party to, nor the subject of, any material pending legal proceeding nor to the knowledge of the Company, are any such legal proceedings threatened against the Company.

NOTE 11 – Subsequent Events

On November 5, the Company redeemed an additional 83,334 shares of the Series A Preference Shares for approximately $250,000.

AEGEAN EARTH S.A.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Aegean Earth S.A. (the Company) (a development stage company) as of December 31, 2007, and the related statements of operations, shareholders' equity, and cash flows for the period from inception (July 12, 2007) through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aegean Earth S.A. as of December 31, 2007, and the results of its operations and its cash flows for the period from inception (July 12, 2007) through December 31, 2007, in conformity with generally accepted accounting principles in the United States of America.

The accumulated deficit during the development stage for the period from date of inception through December 31, 2007 is $122,670.

Athens, March 13, 2008

/s/   BAKER TILLY HELLAS AE

AEGEAN EARTH S.A.

BALANCE SHEETS

(Audited)

December 31, 2007
ASSETS

CURRENT ASSETS
Cash And Cash Equivalents	$90,901
Other Receivables	4,456

Total Assets	$95,357

LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Loans (Note 4)	$85,181
Tax Liabilities	2,197
Other Creditors (Note 4)	45,460
Deferred Income & Accruals	1,899

Total Current Liabilities	$134,737

Commitments and Contingencies	--

SHAREHOLDERS' EQUITY

Common Stock Issued At Par (Ordinary shares, €10 par value; 6000 shares authorized and issued) (Note 5)	82,728
Additional Paid-In Capital	--
Retained Earnings (Accumulated Deficit)	(122,670)
Currency Translation Adjustment	562
Total Shareholders' Equity	(39,380)
Total Liabilities And Shareholders' Equity	$95,357

The accompanying notes are an integral part of these financial statements

AEGEAN EARTH, S.A

STATEMENT OF OPERATIONS

(Audited)

Cumulative from Inception (July 12, 2007) to December 31, 2007

Revenues	$--

Expenses
Formation & Other Costs (Note 5)	16,055
Professional Fees (Note 4)	105,659
Office and General Administration	127
Miscellaneous Expenses	673
Total Operating Expenses	122,514

Operating Loss	(122,514)

Other Expense
Interest Expense	156

Total Other Expense	156

Net Loss	$(122,670)

Basic and Diluted Loss per Share	$(20.45)

Weighted Average Ordinary Shares Outstanding - Basic and Diluted	6,000

The accompanying notes are an integral part of these financial statements

AEGEAN EARTH S.A.

STATEMENT OF CHANGES IN SHAREHOLDER EQUITY

FOR THE PERIOD FROM JULY 12, 2007 (DATE OF INCEPTION) TO DECEMBER 31, 2007

(Audited)

	Preference Shares		Common Stock		Additional Paid-In	Deficit	Currency Translation	Totals
	Shares	Amount	Shares	Amount	Capital	Accumulated	Adjustment
Founder shares issued on July 12, 2007	--	$--	6,000	$82,728	$--	$--	$--	$82,728
Net Loss for the Period	--	--	--	--	--	(122,670)	--	(122,670)
Currency Translation Adjustment	--	$--	--	$--	--	$--	$562	$562
Balance as of December 31, 2007	--	$--	6,000	$82,728	$--	$(122,670)	$562	$39,380

The accompanying notes are an integral part of these financial statements

AEGEAN EARTH S.A.

STATEMENT OF CASH FLOWS

(Audited)

Cumulative from Inception (July 12, 2007) to December 31, 2007
Cash Flow from Operating Activities
Net Loss	$(122,670)
Adjustments to Reconcile Net Loss to Cash Used in Operating Activities
Net (Increase)/Decrease in Working Capital	45,100
Other Adjustments (net)	562

Net Cash Used in Operating Activities	(77,008)

Cash Flows from Financing Activities
Issuance of Company Stock	82,728
Increase in Borrowing	85,181

Net Cash Provided by Financing Activities	167,909

Net Increase in Cash	90,901

Cash at the beginning of the period	-

Cash at the end of the period	$90,901

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$-
Income Taxes Paid	$-

The accompanying notes are an integral part of these financial statements

AEGEAN EARTH S.A.

NOTES TO FINANCIAL STATEMENTS

 DECEMBER 31, 2007

(Audited)

Note 1 – Organization, Business and Operations

On July 12, 2007, Aegean Earth S.A. (the "Company") was formed in the Hellenic Republic.  The focus of the Company is on the construction and development business for the direct contracting or joint venturing with other contractors in the construction and development of real estate projects, roads, utility systems, habitable structures and other related facilities.  The Company also intends to be active in oil and natural gas related construction. In addition to organic growth, the Company intends to attempt to acquire, via stock purchase or share exchange, interests in other companies that may be related to the construction sector. Since inception, the Company has been active establishing contracts in the Balkan states and in North Africa for the construction of multifamily housing projects and oil and energy related pipeline and refining projects.  These are currently in the early feasibility stages of development. The Company is also engaged in exploratory and informal business talks with construction companies in the Peloponnese area of Greece in the Ilias Prefecture for several construction projects ranging from reforestation to the construction of drainage and water flow diversions.

At December 31, 2007, the Company had not yet achieved any revenues or earnings.  All activity from July 12, 2007, (“Date of Inception”) through December 31, 2007 relates to the Company’s formation and efforts to secure contracts and generate new business. The Company selected December 31 as its fiscal year-end.

The Company’s principal business objective for the next 12 months and beyond will be to achieve short-term earnings and commence long-term growth potential through the completion of construction projects, acquisitions and investments in other companies. The Company will continue the analysis of new business opportunities, relevant to its core business, but without concern to any geographical restrictions. All efforts to grow externally through contractual undertakings or through further acquisitions will be undertaken by or under the supervision of the officers and directors of the Company.

NOTE 2 - Summary of Significant Accounting Policies

Basis of Presentation

These financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America, whereby revenues are recognized in the period earned and expenses when incurred. The Company also follows Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting for Development State Enterprises” in preparing its financial statements.

Foreign Currency Translations and Transactions

The Company maintains its books and accounting records in European Union Euro ("EUR"), being the functional currency. EUR, the local currency of the Hellenic Republic (Greece), is the primary currency of the economic environment in which the operations of the Company are conducted. The EUR is therefore considered as the “functional currency” of the Company.

The Company uses the “Current rate method” to translate its financial statements from EUR into U.S. Dollars, as required under the Statement of Financial Accounting Standard (“SFAS”) No. 52, "Foreign Currency Translation" issued by the Financial Accounting Standard Board (“FASB”). The Company's assets and liabilities, except for the paid-up capital, are translated into U.S. Dollars using the rate of exchange prevailing at the balance sheet date. The paid-up capital is translated at the historical rate. Adjustments resulting from the translation of the Company's balance sheets from EUR into U.S. Dollars are recorded in shareholders' equity as part of accumulated comprehensive income. The statement of operations is translated at average rates during the reporting period. Gains or losses resulting from transactions in currencies other than the functional currencies are reflected in the statement of operations for the reporting periods.

Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid investments (i.e., investments which, when purchased, have original maturities of three months or less) to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Loss per Ordinary Share

Basic loss per ordinary share is based on the weighted effect of ordinary shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted loss per ordinary share is calculated by dividing net loss by the weighted average number of ordinary shares used in the basic loss per share calculation plus the number of ordinary shares that would be issued assuming exercise or conversion of all potentially dilutive ordinary shares outstanding. The Company does not present diluted earnings per share for years in which it incurred net losses as the effect is anti dilutive.

At December 31, 2007, there were no potentially dilutive ordinary shares outstanding.

Income Taxes

Aegean Earth S.A. was registered as a Société Anonyme (C Corporation) in the Hellenic Republic, and therefore, is subject to Greek income taxes commencing from the Date of Inception. The first tax year will end on December 31, 2008. The current corporate tax rate in Greece is 25%.

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  In assessing the realization of deferred tax assets, management considers whether it is likely that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during periods in which those temporary differences become deductible.

Fair Value of Financial Instruments

Our financial instruments consist of a short term loan from a foreign company. We believe the fair value of our payable reflects its carrying amount.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – Liquidity and Capital Resources

The Company has no revenues for the period from inception through December 31, 2007. The Company will work toward generating revenues through both internally generated projects and acquiring other companies. There can be no assurance that the Company will ever consummate the business combinations; achieve or sustain profitability or positive cash flows from its operations, reduce expenses or sell ordinary shares. To date, the Company has funded its formation activities and general and administrative expenses primarily through issuance of its ordinary shares and short term financing through a revolving line of credit.

NOTE 4 – Related Party Transactions

The Company has a loan outstanding, as evidenced by a promissory note, of $85,180.67 to Aegean Earth and Marine Corporation, a Cayman Island Corporation formerly known as Tiger Growth Corporation. The entire outstanding amount is due and payable by the Company to the Lender, at any time, immediately upon demand by Lender, in writing. Interest accrues on the outstanding unpaid principal balances at the rate of Six (6%) per annum and is payable upon the Company’s payment of the principal amounts outstanding with respect to the advances. Since the share exchange with Aegean Earth & Marine Corporation, this will be treated as an intercompany payable (See Note 7).

The Company entered into a consulting agreement on July 30th, 2007 with Ergo Systems S.A. a U.S. Marshall Islands Corporation having as its representative in Greece Mr. Konstantinos Polites, a primary shareholder in the Company. Ergo Systems is advising the Company on the potential of any business combinations through direct investment by the Company and performs evaluation and feasibilities studies designed to determine potential future strategy for the activities of the Company in Greece and in other countries. The Company’s accounts payable to Ergo Systems based on that agreement amounts to $39,952.79. All transactions with Ergo Systems were performed at arm’s length, on normal commercial terms.

The total cost of consulting and professional fees provided by Ergo Systems to the Company for the period of October 1st, 2007 to December 31, 2007 amounts to $82,750.79.

NOTE 5 - Ordinary Shares

On July 12, 2007, the Company was capitalized with 6,000 shares of its restricted ordinary nominal shares, issued at a par value of €10 per share, for consideration of €60,000 ($82,728) to its founding shareholders. These shares were the basis of the funding of the Company’s $16,055.35 in formation costs.

As of December 31 2007, Mr. Konstantinos Polites is the primary shareholder of Aegean Earth, holding 5,850 ordinary nominal shares (97.50%).  Mr. Joseph Brandon Clancy holds 150 ordinary nominal shares (2.50%). Mssrs. Polites and Clancy are the National Representatives of Access America Investments, LLC for Greece and Cyprus.  Access America Investments is the General Partner of Access America Fund (See Note 7).

NOTE 6 - Commitments and Contingencies

The Company, in the future, may possibly become subject to various claims and litigation. If so, the Company will vigorously defend its legal position should these matters arise. The Company is neither a party to, nor the subject of, any material pending legal proceeding nor, to the knowledge of the Company, are there any legal proceedings threatened against the Company.

NOTE 7 – Subsequent Events

On January 30, 2008 the Agreement between the Company and Ergo Systems S.A. was terminated.

On February 29, 2008 the Company has identified and entered into a Memorandum of Understanding (the “Memorandum”) with one potential acquisition candidate, a Greek construction company that is currently the subject of a bankruptcy proceeding under the laws of Greece.  The proposed acquisition and the Memorandum are both subject to, among other conditions, the prior approval of the Greek courts.

On February 22, 2008 Mr. Konstantinos Polites sold 2,850 of his shares to Mr. Joseph Brandon Clancy. After this transaction Mr. Polites and Mr. Clancy are holding 3,000 shares each.

As of February 29, 2008 the Company exchanged all of its issued and outstanding shares with Aegean Earth & Marine Corporation and became a wholly owned subsidiary of Aegean Earth & Marine Corporation.  The primary beneficial owner of Aegean Earth and Marine is Access America Fund, L.P (“AAF”). which holds  70,6% of ordinary shares, assuming conversion of bridge notes issued by Aegean Earth & Marine Corporation to AAF. Mr. Frank DeLape, chairman of the general partner of AAF, is also Chairman of Aegean Earth & Marine Corporation.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On February 29, 2008, Aegean Earth and Marine Corporation (“AEM”) issued 500,000 shares of restricted, unregistered shares of common stock in exchange for a 100% equity interest in Aegean Earth, S.A.. ("Aegean Earth"), making Aegean Earth a wholly-owned subsidiary of AEM on February 29, 2008.

The following Unaudited Pro Forma Combined Financial Statements give effect to the aforementioned acquisition based on the assumptions and adjustments set forth in the accompanying notes to the Unaudited Pro Forma Combined Financial Statements which management believes are reasonable. The Unaudited Pro Forma Combined Statements of Operations for the period of January 1, 2007 through December 31, 2007 give effect to the acquisition of Aegean Earth by AEM assuming that the acquisition took place as of January 1, 2007, noting that Aegean Earth was not formed until July 12, 2007, and that a full year of operating history for Aegean Earth is not available.  The Unaudited Pro Forma Combined Statements of Operations for the period of January 1, 2008 through September 30, 2008 give effect to the acquisition of Aegean Earth by AEM assuming that the acquisition took place as of January 1, 2008 instead of on February 29, 2008.  Operating results for the two entities are shown separately for the nine months presented in these pro formas.  These Unaudited Pro Forma Combined Financial Statements and accompanying notes should be read in conjunction with the audited historical financial statements and related notes of AEM and Aegean Earth, which are included in this document

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisition of Aegean Earth had been consummated as of the beginning of the period indicated, nor is it necessarily indicative of the results of future operations.

Aegean Earth and Marine Corporation.

Unaudited Pro Forma Combined Statements of Operations

(Amount expressed in US Dollars)

	From January 1 to December 31, 2007
	AEM	Aegean Earth		Pro Forma Adjustments	Pro Forma Combined
					(Unaudited)

Revenues	$-	$-		$-	$-
Operating expenses:
Formation, general, and administrative expenses	(94,135)	(122,514)			(216,649)
Total operating expense	(94,135)	(122,514)			(216,649)
Loss from operations	(94,135)	(122,514)			(216,649)
Other income and (expense Other income	1,254	-	2 (a)	(156)	1,098
Other (expense)	(4,537)	(156)	2 (a)	(156)	(4,537)
Total other income (expense)	(3,283)	(156)		-	(3,439)
Net loss	$(97,418)	$(122,670)		$-	$(220,088)
Preferred Shares Dividend	--	--	3 (b)	(343,562)	(343,562)
Net loss attributable to ordinary shares	$(97,418)	$(122,670)		$(343,562)	$(563,650)

Weighted average number of ordinary shares outstanding (Note 3)			3 (a)	500,000
Basic and diluted	2,002,691		3 (b)	1,908,675	4,411,366

Earnings per share (Note 3) Basic and diluted	$(0.05)				$(0.13)

Aegean Earth and Marine Corporation.

Unaudited Pro Forma Combined Statements of Operations

(Amount expressed in US Dollars)

	From January 1, 2008 to September, 2008
	AEM	Aegean Earth		Pro Forma Adjustments	Pro Forma Combined
	(Unaudited)	(Unaudited)			(Unaudited)

Revenues	$-	$-		$-	$-
Operating expenses:
Formation, general, and administrative expenses	(209,844)	(431,984)			(643,251)
Total operating expenses	(209,844)09,844)	(431,984)			(643,251)
Loss from operations	(209,844)	(431,984)			(643,251)
Other income and (expense) Foreign exchange loss	--	(346,372)			(346,372)
Other income (expense)	26,852	19,352			46,204
Total other income (expense)	(26,852)	(327,020)		-	(300,168)
Net (loss)	$(184,415)	$(759,004)		$-	$(943,419)
Preferred Shares Dividend	(328,831)	--	3 (b)	(19,087)	(347,918)
Net loss attributable to ordinary shares	$(513,246)	$(759,004)		(19,087)	$(1,291,337)

Weighted average number of ordinary shares outstanding (Note 3)			3 (a)	109,489
Basic and diluted	5,435,349		3 (b)	417,958	5,962,796

Earnings per share (Note 3) Basic and diluted	$(0.09)				$(0.22)

Aegean Earth and Marine Corporation

Notes to Unaudited Pro Forma Combined Financial Statements

(Amount expressed in US Dollars)

1.  Basis of Preparation

The Unaudited Pro Forma Combined Statement of Operations for the period of January 1, 2007 through December 31, 2007 give effect to the acquisition of Aegean Earth by AEM assuming that the acquisition took place on January 1, 2007, noting that Aegean Earth was formed July 12, 2007 and that an entire year of operating history is not available.  The entire year of operations is given for Aegean Earth and Marine Corporation.   The Unaudited Pro Forma Combined Statement of Operations for the period of January 1, 2008 through September 30, 2008 give effect to the acquisition of Aegean Earth by AEM assuming that the acquisition took place on January 1, 2008 instead of on February 29, 2008.  The entire nine months of operations for both AEM and Aegean Earth are shown separately for the entire period.

2.  Pro Forma Adjustments

The following pro forma adjustments have been made to arrive at the Unaudited Pro Forma Combined Statement of Operations :

a)

During December, 2007, the Company made two loans to Aegean Earth S.A. for a total of $85,025.  The interest income and expense recognized by Aegean Earth and Marine Corporation and Aegean Earth, S.A, respectively, were eliminated through a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations.

3.  Earnings per Share

a)

The Company issued 500,000 shares to the shareholders of Aegean Earth S.A. in exchange for 100% of the shares of Aegean Earth S.A.  This pro forma adjustment reflects the effect on the weighted average shares outstanding as if the acquisition took place on the first day of the respective accounting period presented in these pro forma combined financial statements.

b)

The Company completed a private placement transaction and issued 1,908,675 ordinary shares and 1,908,675 Series A Preference shares for a total of $5,726,025 in cash proceeds on February 29, 2008.  This adjustment reflects the effect on the weighted average shares outstanding as if the initial private placement was completed on the first day of the respective accounting period presented in these pro forma combined financial statements.  The adjustment also demonstrates the effect of the accrual of preference share dividends.

AEGEAN EARTH AND MARINE CORPORATION 1,437,407 ORDINARY SHARES ____________________ PROSPECTUS ____________________

Dealer Prospectus Delivery Obligation

Until March 10, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.